                                                Filed Pursuant to Rule 424(b)(2)
                                                              Reg. No. 333-46527
                                                                and 333-46527-01

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 26, 1998)

                                     [LOGO]

                               U.S. $500,000,000
                              TEXACO CAPITAL INC.
                         SERIES 1998 MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                       PAYMENT OF PRINCIPAL, PREMIUM AND
          INTEREST, IF ANY, ON THE MEDIUM-TERM NOTES IS GUARANTEED BY
                                  TEXACO INC.

    Texaco Capital Inc. (the "Company") may from time to time offer its Series 1998 Medium-Term Notes (the "Notes"), in an aggregate principal amount of up to U.S. $500,000,000 or the equivalent thereof in other currencies or currency units, subject to reduction as a result of the sale of other debt securities by the Company. The Notes will be guaranteed by Texaco Inc. The Notes will be offered at varying maturities of nine months or more from date of issue (the "Stated Maturity," which maturity date may be subject to extension at the option of the Company) and may be subject to redemption at the option of the Company or repayment at the option of the holder prior to maturity. Each Note may be denominated in U.S. dollars, other currencies, European Currency Units ("ECU") or such other composite currencies (the "Specified Currency") as may be described in a pricing supplement (the "Pricing Supplement") to this Prospectus Supplement. See "Important Currency Information" and "Currency Risks". The principal amount of a Note payable at maturity may be determined by either the relationship between a denominated currency and another currency (a "Currency Indexed Note") as set forth in a Pricing Supplement or the relationship between the difference in the price of a specified commodity on certain specified dates (a "Commodity Indexed Note") as set forth in a Pricing Supplement or by reference to any other index set forth in a Pricing Supplement. Each Note may be issued as an amortizing note (an "Amortizing Note") on which a portion or all the principal amount is payable prior to Stated Maturity in accordance with a schedule by application of a formula, or by reference to an index. Each Note will bear interest at a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Notes issued at a price representing a discount from the principal amount payable at maturity or at a floating rate (a "Floating Rate Note") determined by reference to the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Treasury Rate, the Prime Rate, the CMT Rate, the Eleventh District Cost of Funds Rate, or any other Base Rate set forth in the Pricing Supplement, as adjusted by the Spread or Spread Multiplier, if any, applicable to such Note. See "Description of Medium-Term Notes."

    Each Note will be represented by either a global security registered in the name of a nominee of The Depository Trust Company, as Depositary, or other depositary (the "Depositary") (a "Book-Entry Note"), or a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be affected only through records maintained by the Depositary's participants.

    The Notes will be issued in denominations of U.S. $100,000 or any larger amount that is an integral multiple of U.S. $1,000 or, in the case of Notes denominated in a Specified Currency other than U.S. dollars, in the denominations set forth in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, interest on each Fixed Rate Note will accrue from its date of issue and will be payable semi-annually and at maturity, and interest on each Floating Rate Note will accrue from its date of issue and will be payable monthly, quarterly, semi-annually or annually, as set forth in the applicable Pricing Supplement, and at maturity.
                         ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
      OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT
       HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                                                                                               AGENTS
                                                               PRICE TO PUBLIC(1)          COMMISSION(2)
                                                            ------------------------  ------------------------
Per Note..................................................          100.00%                 .125%-1.125%
Total(4)..................................................     U.S. $500,000,000      U.S. $625,000-$5,625,000

                                                                     PROCEEDS TO
                                                                  THE COMPANY(2)(3)
                                                            -----------------------------
Per Note..................................................         99.875%-98.875%
                                                                        U.S.
Total(4)..................................................    $499,375,000-$494,375,000

------------------------------
(1) The Notes will be sold at 100% of their principal amount except as may be provided in the Pricing Supplement hereto.
(2) The Company will pay a commission to Bear, Stearns & Co. Inc., Blaylock & Partners, L.P., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and Salomon Brothers Inc each as Agent (collectively, the "Agents"), in the form of a discount of the principal amount of any Note sold through such Agent, ranging from .125% to 1.125%, depending upon the maturity of the Note. The Company may also sell Notes to any Agent at a discount for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, to be determined by such Agent.
(3) Before deducting other expenses payable by the Company estimated to be U.S. $200,000 including reimbursement of certain of the Agents' expenses. The Company has agreed to indemnify each Agent against certain liabilities including liabilities under the Securities Act of 1933, as amended.
(4) Or the equivalent thereof in other currencies or composite currencies.
                         ------------------------------

    The Notes are being offered on a continuous basis by the Company through the Agents, each of whom has agreed to use its best efforts to solicit purchases of such Notes. In addition, the Notes may also be sold to the Agents, as principals, for resale to investors and other purchasers. The Company also may sell the Notes directly to investors on its own behalf. The Notes will not be listed on any securities exchange and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for any of the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agent who solicits any offer may reject such offer in whole or in part. See "Plan of Distribution".
                         ------------------------------

BEAR, STEARNS & CO. INC.                               BLAYLOCK & PARTNERS, L.P.

    CREDIT SUISSE FIRST BOSTON                          GOLDMAN, SACHS & CO.

MORGAN STANLEY DEAN WITTER                                  SALOMON SMITH BARNEY

            The date of this Prospectus Supplement is March 4, 1998.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

    No dealer, salesman or any other person has been authorized to give information or to make any representations, other than those contained in this Prospectus Supplement, any Pricing Supplement and the accompanying Prospectus, in connection with the offer contained in this Prospectus Supplement, any Pricing Supplement and the accompanying Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, Texaco Inc. or the Agents. Neither the delivery of this Prospectus Supplement, any Pricing Supplement and the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or Texaco Inc. since the dates as of which information is given in this Prospectus Supplement, and in the accompanying Prospectus hereof. This Prospectus Supplement, any Pricing Supplement and the accompanying Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction for which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                        NINE MONTHS
                                                           ENDED                    YEAR ENDED DECEMBER 31,
                                                       SEPTEMBER 30,    ------------------------------------------------
                                                           1997           1996       1995(A)      1994(B)      1993(B)
                                                     -----------------  ---------  -----------  -----------  -----------
Ratio of earnings to fixed charges of Texaco on a
  total enterprise basis (unaudited)...............           5.90           5.75        2.55         2.86         2.91


                                                      1992(A)(B)
                                                     -------------
Ratio of earnings to fixed charges of Texaco on a
  total enterprise basis (unaudited)...............         3.10

------------------------

(a) Excludes cumulative effect of accounting changes.

(b) Excludes discontinued operations.

                        DESCRIPTION OF MEDIUM-TERM NOTES

    The information herein concerning the Notes should be read in conjunction with the statements under "Description of the Debt Securities" in the Prospectus. The following description will apply to the Notes unless otherwise specified in the applicable Pricing Supplement.

GENERAL

    The Notes are limited to an aggregate principal amount of U.S. $500,000,000 (or the equivalent thereof in other currencies or currency units), subject to reduction as a result of the sale of other debt securities by the Company. The Notes will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company. The Guaranties will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Texaco Inc. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not contain event risk provisions designed to require the Company to redeem the Notes, reset the interest rate or take other actions in response to highly leveraged transactions, changes in credit rating or other similar occurrences.

    The Notes will be offered on a continuous basis and will mature at par on any Business Day (as defined below) nine months or more from date of issue (the "Stated Maturity"), which maturity date may be subject to extension by the Company with the consent of the purchaser, and may be subject to redemption or repayment prior to maturity at the price or prices specified in the applicable Pricing

Supplement. Each Note will be either (i) a Fixed Rate Note, in which case the fixed interest rate may be zero in the case of certain Notes issued at an Issue Price (as defined below) representing a discount from the principal amount payable at maturity (a "Zero-Coupon Note"), or (ii) a Floating Rate Note, in which case the interest rate is determined by reference to the interest rate basis or combination of interest rate bases (the "Base Rate") specified in the applicable Pricing Supplement that may be adjusted by a Spread or Spread Multiplier (each as defined below).

    The Notes may be issued as Currency Indexed Notes, the principal amount of which payable at maturity will be determined by the difference between the currency in which such Notes are denominated and another currency or composite currency set forth in the applicable Pricing Supplement. See "Currency Indexed Notes" below. The Notes may also be issued as Commodity Indexed Notes the principal amount of which payable at maturity will be determined by the difference in the price of a specified commodity on certain specified dates set forth in the applicable Pricing Supplement. See "Commodity Indexed Notes" below. The principal amount of a Note payable at maturity may also be determined by reference to any other index specified in the applicable Pricing Supplement.

    Each Note will be issued initially as either a Book-Entry Note or a Certificated Note in fully registered form without coupons. Except as set forth in the Prospectus under "Description of the Debt Securities-- Global Securities". Book-Entry Notes will not be issuable in certificated form. See "Book-Entry System" below. It is currently contemplated that only Notes that are denominated and payable in U.S. dollars will be issued as Book-Entry Notes.

    The authorized denominations of the Notes denominated in U.S. dollars will be U.S. $100,000 or any larger amount that is an integral multiple of U.S. $1,000. Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in a Specified Currency other than U.S. dollars will be issued in denominations of the equivalent of U.S. $100,000 (rounded down to an integral multiple of 1,000 units of such Specified Currency), or any amount in excess thereof which is an integral multiple of 1,000 units of such Specified Currency, as determined by reference to the noon dollar buying rate in New York City for cable transfers of such Specified Currency published by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the Business Day (as defined below) immediately preceding the date of issuance; provided, however, in the case of ECUs, the Market Exchange Rate shall be the rate of exchange determined by the Commission of the European Communities (or any successor thereto) as published in the Official Journal of the European Communities, or any successor publication, on the Business Day immediately preceding the date of Issuance.

    "Business Day" means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is (a) not a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York; (b) if the Note is denominated in a Specified Currency other than U.S. dollars, (i) not a day on which banking institutions are authorized or required by law or regulation to close in the financial center of the country issuing the Specified Currency (which in the case of ECU shall be London and Luxembourg City, Luxembourg) and (ii) a day on which banking institutions in such financial center are carrying out transactions in such Specified Currency; and (c) with respect to LIBOR Notes, a London Banking Day. "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

    The Pricing Supplement relating to each Note will describe the following terms: (1) the Specified Currency with respect to such Note (and, if such Specified Currency is other than U.S. dollars, certain other terms relating to such Note, including the authorized denominations); (2) whether such Note is a Fixed Rate Note, a Floating Rate Note, an Amortizing Note or a Zero-Coupon Note;
(3) the price (expressed as a percentage of the principal amount thereof) at which such Note will be issued (the "Issue Price"); (4) the date on which such Note will be issued (the "Original Issue Date"); (5) the date on which such Note will mature (the "Maturity Date") and whether the Maturity Date may be extended by the Company, and if so, the Final Maturity Date (as defined below); (6) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and whether such rate may be changed by the Company prior to the Maturity Date; (7) if such Note is a Floating Rate Note, the Base Rate and the Initial Interest Rate, the Interest Reset Period, the Interest Reset Dates, the Interest Determination Dates, the Interest Payment Period, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and the Minimum Interest Rate, if any, and the Spread or Spread Multiplier, if any, (all as defined below) and any other terms relating to the particular method of calculating the interest rate for such Note, and whether such Spread or Spread Multiplier may be changed by the Company prior to the Maturity Date; (8) if such Note is an Amortizing Note, the terms of repayment prior to stated Maturity; (9) whether such Note may be redeemed or repaid prior to the Maturity Date and, if so, the provisions relating to such redemption or repayment; (10) whether such Note will be issued initially as a Book-Entry Note or a Certificated Note; (11) if such Note is a Currency Indexed Note, the Denominated Currency, the Indexed Currency, the Face Amount, the Base Exchange Rate, the Calculation Agent and the Reference Dealers (all as defined below) relating to such Currency Indexed Notes and certain other information relating to Currency Indexed Notes; (12) if such Note is a Commodity Indexed Note, the method by which the amount of principal payable at the Maturity Date shall be determined and other information relating to Commodity Indexed Notes; and (13) any other terms of such Note not inconsistent with the provisions of the Indenture.

GUARANTIES

    Texaco Inc. will unconditionally guarantee the due and punctual payment of the principal of (and premium, if any) and interest, if any, on the Notes, when and as the same shall become due and payable, whether at maturity or upon redemption, declaration or otherwise.

PAYMENT OF PRINCIPAL AND INTEREST

    The principal of and any premium and interest on the Notes are payable by the Company in the Specified Currency.

    Unless otherwise specified in the applicable Pricing Supplement, payments of interest on Notes denominated in a Specified Currency other than U.S. dollars will be made by wire transfer of immediately available funds to an account maintained by the payee at a bank located outside the United States and the holder of such Notes shall provide the Paying Agent (as defined below) with the appropriate wire transfer instructions. If the applicable Pricing Supplement provides for payments of interest and principal on non-U.S. dollar denominated Notes to be made, at the option of the holders of the Notes, in U.S. dollars, conversion of payments in respect of such Notes from the Specified Currency into U.S. dollars will be determined by the "Exchange Rate Agent", initially The Chase Manhattan Bank, in the manner described in the following paragraph.

    If the applicable Pricing Supplement so provides, in the case of a Note denominated in a Specified Currency other than U.S. dollars, payment in respect of such Note at the election of the holder of such Note shall be made in U.S. dollars based upon the exchange rate as determined by the Exchange Rate Agent based on the highest firm bid quotation for U.S. dollars received by such Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date (or, if no such rate is quoted on such date, the last date on which such rate was quoted), from three recognized foreign exchange dealers in The City of New York selected by the Exchange Rate Agent and approved by the Company (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of the Specified Currency payable on such payment date in respect of all Notes denominated in such Specified Currency. All currency exchange costs will be borne by the holders of such Notes by deductions from such payments. If no such bid quotations are available, payments will be made in the Specified Currency, unless such Specified Currency is unavailable due to the imposition of exchange controls or to other circumstances beyond the Company's control, in which case payment will be made as described under "Currency Risks-- Payment Currency" below.

    Until the Notes are paid or payment thereof is provided for, the Company will, at all times, maintain a paying agent (the "Paying Agent") in The City of New York capable of performing the duties described herein to be performed by the Paying Agent. The Company has initially appointed The Chase Manhattan Bank, 450 West 33rd Street, New York, New York 10001 as Paying Agent. The Company will notify the holders of the Notes in accordance with the Indenture of any change in the Paying Agent or its address.

    Unless otherwise specified in the applicable Pricing Supplement, payments in U.S. dollars of interest on Notes (other than interest payable at maturity or upon earlier redemption or repayment) will be made by mailing a check to the holder at the address of such holder appearing on the Register on the applicable Record Date (which in the case of Global Securities representing Book-Entry Notes, will be a nominee of the Depositary). Notwithstanding the foregoing: (a) the Depositary, as holder of the Book-Entry Note shall be entitled to receive payments of interest by wire transfer of immediately available funds; and (b) a holder of U.S. $10,000,000 or more in aggregate principal amount of Certificated Notes of like tenor and terms (or a holder of the equivalent thereof in a Specified Currency other than U.S. dollars) shall be entitled to receive such payments in U.S. dollars by wire transfer of immediately available funds, but only if appropriate payment instructions have been received in writing by the Paying Agent not less than fifteen days prior to the applicable Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, principal and any premium and interest payable at maturity or upon earlier redemption or repayment in respect of a Note will be paid in immediately available funds upon surrender of such Note at the office of the Paying Agent.

    Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note (as defined under "Certain United States Federal Income Tax Consequences--Original Issue Discount Notes") is declared to be due and payable immediately as described in the accompanying Prospectus under "Default," the amount of principal due and payable with respect to such Note shall be limited to the sum of the aggregate principal amount of such Note multiplied by the Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount accrued from the Original Issue Date to the date of declaration, which accrual shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles) in effect on the date of declaration.

    The "Record Date" with respect to any Interest Payment Date shall be the date fifteen calendar days (unless otherwise specified in the applicable Pricing Supplement) immediately preceding such Interest Payment Date whether or not such date shall be a Business Day. Interest payable and punctually paid or duly provided for on any Interest Payment Date will be paid to the person in whose name a Note is registered at the close of business on the Record Date next preceding such Interest Payment Date; provided, however, that the first payment of interest on any Note with an Original Issue Date between a Record Date and an Interest Payment Date or on an Interest Payment Date, will be made on the Interest Payment Date following the next succeeding Record Date to the person in whose name a Note is registered on such next succeeding Record Date; provided, further, that interest payable at maturity or upon earlier redemption or repayment will be payable to the person to whom principal shall be payable.

    All percentages resulting from any calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage, with five one-millionths of a percentage being rounded upwards, and all currency or currency unit amounts used and resulting from such calculations on the Notes will be rounded to the nearest one-hundredth of a unit (with .005 of a unit being rounded upwards).

FIXED RATE NOTES

    Each Fixed Rate Note will bear interest from its Original Issue Date at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment except as described below under "Subsequent Interest Periods" and "Extension of Maturity". Unless otherwise set forth in an applicable Pricing Supplement, interest on each Fixed Rate Note will be payable semiannually (each such payment date an "Interest Payment Date") (provided, however, that in the case of a Fixed Rate Note issued between a Record Date and an Interest Payment Date, the first interest payment will be made on the Interest Payment Date following the next succeeding Record Date) and at maturity or upon earlier redemption or repayment. Each payment of interest shall include interest accrued to but excluding an Interest Payment Date or the Maturity Date or a date of earlier redemption or repayment as the case may be. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

    Any payment required to be made in respect of a Fixed Rate Note on a date that is not a Business Day for such Note need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment.

FLOATING RATE NOTES

    Each Floating Rate Note will bear interest from its Original Issue Date at a rate determined by reference to the Base Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any (each as specified in the applicable Pricing Supplement) until the principal amount thereof is paid or made available for payment. The "Spread" is the number of basis points (one basis point equals one-hundredth of one percent) specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to such Note. Any Floating Rate Note may also have either or both of the following: (i) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may apply during any interest period (the "Maximum Interest Rate"); and (ii) a minimum numerical interest rate limitation, or floor, on the rate of interest which may apply during any interest period (the "Minimum Interest Rate"). The applicable Pricing Supplement will designate one of the following Base Rates as applicable to each Floating Rate Note: (a) the CD Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) the Federal Funds Rate (a "Federal Funds Rate Note"), (d) LIBOR (a "LIBOR Note"), (e) the Treasury Rate (a "Treasury Rate Note"), or (f) the Prime Rate (a "Prime Rate Note"), (g) CMT Rate (a "CMT Note"), (h) the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Note"), or (i) such other Base Rate as is set forth in the Pricing Supplement. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable Pricing Supplement.

    The rate of interest on each Floating Rate Note may be reset daily, weekly, monthly, quarterly, semi-annually or annually (the "Interest Reset Period"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the date or dates on which interest will be reset (each an "Interest Reset Date") will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week; in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of January, April, July and October; in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate
Note is not a Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. If an auction of Treasury Bills (as defined below) falls on a day that is an Interest Reset Date for Treasury Rate Notes, the Interest Reset Date shall be the next succeeding Business Day.

    Interest on each Floating Rate Note will be payable monthly, quarterly, semi-annually, or annually (the "Interest Payment Period"). Except as provided below or in the applicable Pricing Supplement, the date or dates on which interest will be payable (each an "Interest Payment Date") will be, in the case of Floating Rate Notes with a daily, weekly or monthly Interest Payment Period, the third Wednesday of each month; in the case of Floating Rate Notes with a quarterly Interest Payment Period, on the third Wednesday of January, April, July and October; in the case of Floating Rate Notes with a semi-annual Interest Payment Period, on the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes with an annual Interest Payment Period, on the third Wednesday of the month specified in the applicable Pricing Supplement. Notwithstanding the foregoing, in the case of a Floating Rate Note issued between a Record Date and an Interest Payment Date, the first interest payment will be made on the Interest Payment Date following the next succeeding Record Date.

    If any Interest Payment Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day.

    The interest payable on a Floating Rate Note on each Interest Payment Date will include accrued interest from and including the Original Issue Date or from and including the last date to which interest has been paid, as the case may be, to, but excluding, such Interest Payment Date; provided, however, that if the Interest Reset Period is daily, weekly or monthly, the interest payable on each Interest Payment Date, other than at maturity or earlier redemption or repayment will include accrued interest from and including the Original Issue Date or from and including the last date to which interest has been paid, as the case may be, to, but excluding, the Record Date immediately preceding such Interest Payment Date, and the interest payable at maturity on earlier redemption or repayment will include accrued interest from and including the Original Issue Date or from and including the last date to which interest has been paid, as the case may be, to, but excluding, the Maturity Date or the date of redemption or repayment as the case may be. Such accrued interest will be calculated by multiplying the principal amount thereof by an accrued interest factor. This accrued interest factor shall be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day shall be computed by dividing the interest rate applicable to such day by 360. If the Base Rate is the CD Rate, Commercial Paper Rate, Federal Funds Rate, Eleventh District Cost of Funds Rate, Prime Rate or LIBOR, as indicated in the applicable Pricing Supplement, or by the actual number of days in the year if the Base Rate is Treasury Rate or CMT Rate, as indicated in the applicable Pricing Supplement.

    The interest rate in effect on each day will be (a) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date or
(b) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date; provided, however, that (i) the interest rate in effect from the Original Issue Date to the first Interest Reset Date will be the "Initial Interest Rate" specified in the applicable Pricing Supplement; (ii) the interest rate in effect for the ten calendar days immediately prior to maturity or redemption or repayment will be that in effect on the tenth calendar day preceding such maturity or redemption or repayment and (iii) if any Floating Rate Note is issued between a Record Date and the related Interest Payment Date, and such Note has daily or weekly Interest Reset Dates, then notwithstanding the fact that an Interest Reset Date may occur prior to such Interest Payment Date, the Initial Interest Rate shall remain in effect through the first Interest Reset Date occurring on or subsequent to such Interest Payment Date. Notwithstanding the foregoing, the interest rate for any Note shall not be greater than the Maximum Interest Rate, if any, or less than the Minimum Interest Rate, if any, shown in the applicable Pricing Supplement. In addition, the interest rate on any Note shall in no event be higher than the maximum rate, if any, permitted by New York law. Under present New York law, the maximum interest rate is 25% per annum on a simple interest basis. This limit may not apply to Notes in which U.S. $2,500,000 or more has been invested.

    The "Interest Determination Date" pertaining to an Interest Reset Date will be, if the Base Rate is the CD Rate, Commercial Paper Rate, CMT Rate or Federal Funds Rate, the second Business Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date will be, if the Base Rate is LIBOR, the second London Banking Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for an Eleventh District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (the "Eleventh District Cost of Funds Rate Interest Determination Date") will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as defined below). The Interest Determination Date pertaining to an Interest Reset Date will be, if the Base Rate is the Treasury Rate, the day of the week in which such Interest Reset Date falls on which Treasury Bills of the Index Maturity specified in the applicable Pricing Supplement are auctioned. Treasury bills are normally auctioned on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is not an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

    The "Calculation Date", where applicable, pertaining to an Interest Determination Date will be the earlier of the tenth calendar day after such Interest Determination Date, or if such day is not a Business Day, the next succeeding Business Day or the Business Day preceding the Applicable Interest Payment Date or Maturity Date, as the case may be.

    Subject to applicable provisions of law and except as specified in the applicable Pricing Supplement, on each Interest Reset Date the rate of interest shall be the rate determined in accordance with the provisions of the applicable heading below.

    DETERMINATION OF CD RATE. If the Base Rate is the CD Rate, the interest rate shall equal: (a) the rate on the Interest Determination Date specified in the applicable Pricing Supplement for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System (the "H.15(519)"), under the heading "CDs (Secondary Market)"; (b) if such rate is not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then as such rate published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" (the "Composite Quotations") under the heading "Certificates of Deposit"; or (c) if neither of such rates is published by 3:00 P.M., New York City time, on such Calculation Date, the arithmetic mean as calculated by the Calculation Agent of the secondary market offered rates as of 10:00 A.M., New York City time, on such Interest Determination Date of three leading nonbank dealers in negotiable U.S. Dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major Unites States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity (as specified in the applicable Pricing Supplement) in a denomination of $5,000,000, in each of the above cases adjusted by the addition or subtraction of the Spread, if any, specified in the applicable Pricing Supplement, or by multiplication by the Spread Multiplier, if any, specified in the applicable Pricing Supplement; provided, however, that if such dealers are not quoting as mentioned above, the interest rate in effect until the Interest Reset Date next succeeding the Interest Reset Date to which such Interest Determination Date relates shall be the rate in effect on such Interest Determination Date.

    DETERMINATION OF COMMERCIAL PAPER RATE. If the Base Rate is the Commercial Paper Rate, as indicated in the applicable Pricing Supplement, the interest rate shall equal (a) the Money Market Yield (as defined herein) on the Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as the rate for such commercial paper published in the H.15 (519), or any successor publication, under the heading "Commercial Paper Non-Financial"; (b) if such commercial paper rate is not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Money Market Yield using the rate for commercial paper of such Index Maturity as published for such Interest Determination Date in the Composite Quotations under the heading "Commercial Paper"; or (c) if neither of such rates is published by 3:00 P.M., New York City time, on such Calculation Date, the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time on such Interest Determination Date, of three leading dealers of commercial paper in The City of New York, selected by the Calculation Agent for commercial paper of the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA" or the equivalent, from a nationally recognized rating agency, in each of the above cases adjusted by the addition or subtraction of the Spread, if any, specified in the applicable Pricing Supplement, or by multiplication by the Spread Multiplier, if any, specified in the applicable Pricing Supplement, provided, however, that if such dealers are not quoting as mentioned above, the interest rate in effect thereon until the Interest Reset Date next succeeding the Interest Reset Date to which such Interest Determination Date relates shall be the rate in effect thereon on such Interest Determination Date.

    "Money Market Yield" shall be the yield calculated in accordance with the following formula:

                           D X 360
Money Market Yield =    -------------       X 100
                        360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    DETERMINATION OF FEDERAL FUNDS RATE. If the Base Rate is the Federal Funds Rate, as indicated in the applicable Pricing Supplement, the interest rate shall equal (a) the rate on the Interest Determination Date specified in the applicable Pricing Supplement for Federal Funds as published in the H15(519), under the heading "Federal Funds (Effective)"; (b) if such rate is not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the rate as published in the Composite Quotations under the heading "Federal Funds/Effective Rate"; or (c) if neither of such rates is published by 3:00 P.M., New York City time, on such Calculation Date, the arithmetic mean (as calculated by the Calculation Agent) of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers selected by the Calculation Agent of Federal Funds transactions in The City of New York as of 11:00 A.M., New York City time on such Interest Determination Date, in each of the above cases adjusted by the addition or subtraction of the Spread, if any, specified in the applicable Pricing Supplement or by multiplication by the Spread Multiplier, if any specified in the applicable Pricing Supplement; provided, however, that if such brokers are not quoting as mentioned above, the interest rate in effect thereon until the Interest Reset Date next succeeding the Interest Reset Date to which such Interest Determination Date relates shall be the rate in effect on such Interest Determination Date.

    DETERMINATION OF LIBOR. If the Base Rate indicated in the applicable Pricing Supplement is LIBOR and the LIBOR so specified is indexed to the offered rates for deposits in U.S. dollars, LIBOR for each Interest Reset Date will be determined by the Calculation Agent as follows:

        (i) As of the Interest Determination Date, the Calculation Agent will determine the arithmetic mean of the offered rates for deposits in U.S. dollars for the period of the Index Maturity designated in the applicable Pricing Supplement which appear on the Reuters Screen LIBO Page at approximately 11:00 A.M., London time, on such Interest Determination Date adjusted by the addition or subtraction of the Spread, if any, specified in the applicable Pricing Supplement, or by multiplication by the Spread multiplier, if any. "Reuters Screen LIBO Page" means the display designated as Page "LIBO" on the Reuters Monitor Money Rate Service (or such other page as may replace the LIBO page on the service for the purpose of displaying London interbank offered rates of major banks);

        (ii) If fewer than two offered rates appear on the Reuters Screen LIBO Page, the Calculation Agent will request the principal London offices of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotations for deposits of U.S. dollars for the period of the specified Index Maturity to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1 million that is representative of a single transaction in such market at such time. If at least two such quotations are provided, LIBOR will be the arithmetic mean of such quotations adjusted by the addition or subtraction of the Spread, if any, specified in the applicable Pricing Supplement, or by multiplication by the Spread multiplier, if any. If fewer than two quotations are provided, LIBOR in respect of such Interest Determination Date will be the arithmetic mean of rates quoted by three major banks in The City of New York selected by the Calculation Agent at approximately 11:00 A.M., New York City time, on such Interest Determination Date for loans in U.S. dollars to leading European banks, for the period of the specified Index Maturity and in a principal amount of not less than U.S. $1 million that is representative of a single transaction in such market at such time; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting rates as mentioned in this sentence, LIBOR for such Interest Reset Period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for which LIBOR is being determined shall be the Initial Interest Rate) adjusted by the addition or subtraction of the Spread, if any, specified in the applicable Pricing Supplement, or by multiplication by the Spread multiplier, if any.

    If LIBOR with respect to any LIBOR Note is indexed to the offered rates for deposits in a Specified Currency other than U.S. dollars, the applicable Pricing Supplement will set forth the method for determining such rate.

    DETERMINATION OF TREASURY RATE. If the Base Rate is the Treasury Rate, as indicated in the applicable Pricing Supplement, the interest rate shall equal the rate for the auction held on the Interest Determination Date of direct obligations of the United States ("Treasury Bills") having the Index Maturity shown on the face as published in the H.15(519), under the heading "Treasury bills--auction average (investment)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate on such Interest Determination Date (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury, in either case, adjusted by the addition or subtraction of the Spread, if any, specified in the applicable Pricing Supplement, or, by multiplication by the Spread Multiplier, if any, specified in the applicable Pricing Supplement. In the event that the results of the auction of Treasury Bills having the Index Maturity shown on the face hereof are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held in a particular week, then the rate of interest shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity shown in the applicable Pricing Supplement, adjusted by the addition or subtraction of the Spread, if any, specified in the applicable

Pricing Supplement, or by multiplication by the Spread Multiplier, if any, specified in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the interest rate in effect until the Interest Reset Date next succeeding the Interest Reset Date to which such Interest Determination Date relates shall be the rate in effect on such Interest Determination Date.

    DETERMINATION OF PRIME RATE. If the Base Rate is the Prime Rate, as indicated in the applicable Pricing Supplement, the interest rate shall equal the rate calculated with reference to the Prime Rate and the Spread or Spread multiplier, if any specified in such Note and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate on such date as published in H.15(519) under the heading "Bank Prime Loan." In the event that such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Prime Rate will be determined by the calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Interest Determination Date. "Reuters Screen USPRIME1" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks). If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the Prime Rate shall be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two major money center banks in new York City selected by the Calculation Agent (after consulting with the Company). If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates furnished in New York City by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent (after consulting with the Company) to provide such rate or rates; provided, however, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will remain the Prime Rate in effect on such Interest Determination Date.

    DETERMINATION OF CMT RATE. If the Base Rate is the CMT Rate, as indicated in the applicable Pricing Supplement, the interest rate shall equal the rate (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in such CMT Rate Note and in any applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any CMT Rate Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption "Treasury Constant Maturities Federal Reserve Board release H.15 Mondays approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated Telerate Page is 7055, the rate on such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing side offer prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in the City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in the City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for such Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index in an amount of at least U.S. $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

    "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service designated in the applicable Pricing Supplement for the purpose of displaying Treasury Constant Maturities as reported in H.15(519) (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

    "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

    DETERMINATION OF ELEVENTH DISTRICT COST OF FUNDS RATE. If the Base Rate is the Eleventh District Cost of Funds Rate, as indicated in the applicable Pricing Supplements, the interest rate shall equal the interest rates calculated with reference to the Eleventh District Cost of Funds Rate and the Spread or Spread Multiplier, if any specified in such Note and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement. "Eleventh District Cost of Funds Rate" means, with respect to an Eleventh District Cost of Funds Interest Determination Date the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Interest Determination Date falls, as set forth under the caption "11th district" on

Telerate Page 7058 (as defined below) as of 11:00 A.M., San Francisco time, on such Interest Determination Date. If such rate does not appear on Telerate Page 7058 on such Interest Determination Date, then the Eleventh District Cost of Funds Rate on such Interest Determination Date will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month immediately preceding such Interest Determination Date, then the Eleventh District Cost of Funds Rate determined as of such Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Interest Determination Date.

    "Telerate Page 7058" means the display designated as page "7058" on the Dow Jones Telerate Service (or such other page as may replace the 7058 page on that service for the purpose of displaying the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District).

    CALCULATION AGENT

    Initially, The Chase Manhattan Bank shall be the "Calculation Agent." The Calculation Agent shall calculate the interest rate hereon in accordance with the foregoing and will confirm in writing such calculation to the Trustee, the Company, and any Paying Agent immediately after each determination. Neither the Trustee nor any Paying Agent shall be responsible for any such calculation. At the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate thereon then in effect and, if determined, the interest rate which will become effective at of the next Interest Reset Date with respect to such Floating Rate Note.

CURRENCY INDEXED NOTES

    GENERAL

    The Company may, from time to time, offer Currency Indexed Notes. The principal amount of such Notes payable at the Maturity Date will be determined by the rate of exchange between the currency or composite currency in which such Notes are denominated (the "Denominated Currency") and the other currency or composite currency specified as the indexed currency (the "Indexed Currency") in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, holders of Currency Indexed Notes will be entitled to receive a principal amount exceeding the amount designated as the face amount of such Currency Indexed Notes in the applicable Pricing Supplement (the "Face Amount") if, at the Maturity Date, the rate at which the Denominated Currency can be exchanged for the Indexed Currency is greater than the rate of such exchange designated as the Base Exchange Rate, expressed in units of the Indexed Currency per one unit of the Denominated Currency, in the applicable Pricing Supplement (the "Base Exchange Rate"), and will be entitled to receive a principal amount of such Currency Indexed Notes less than the Face Amount, if, at the Maturity Date, the rate at which the Denominated Currency can be exchanged for the Indexed Currency is less than such Base Exchange Rate, in each case determined as described below under "Payment of Principal and Interest." Information as to the relative historical value of the applicable Denominated Currency against the applicable Indexed Currency, any exchange controls applicable to such Denominated Currency or Indexed Currency, and the tax consequences to holders will be set forth in the applicable Pricing Supplement. See "Currency Risks."

    PAYMENT OF PRINCIPAL AND INTEREST

    Unless otherwise specified in the applicable Pricing Supplement, interest will be payable by the Company in the Denominated Currency based on the Face Amount of the Currency Indexed Notes and at the rate and times and in the manner set forth herein and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, subject to the limitations in the next paragraph, principal of a Currency Indexed Note will be payable by the Company in the Denominated Currency at the Maturity Date in an amount equal to the Face Amount, plus or minus an amount determined by the determination agent specified in the applicable Pricing Supplement (the "Determination Agent") by reference to the difference between the Base Exchange Rate and the rate at which the Denominated Currency can be exchanged for the Indexed Currency as determined on the second Business Day (the "Determination Date") prior to the Maturity Date of such Currency Indexed Note. The Determination Agent shall calculate such amount, if any, based upon the arithmetic mean of the open market spot offer quotations for the Indexed Currency (spot bid quotations for the Denominated Currency) obtained by the Determination Agent from the Reference Dealers (as defined below) in The City of New York at 11:00 A.M., New York City time, on the Determination Date, for an amount of Indexed Currency equal to the Face Amount of such Currency Indexed Note multiplied by the Base Exchange Rate, with the Denominated Currency for settlement on the Maturity Date (such rate of exchange, as so determined and expressed in units of the Indexed Currency per one unit of the Denominated Currency, is hereafter referred to as the "Spot Rate"). If such quotations from the Reference Dealers are not available on the Determination Date due to circumstances beyond the control of the Company or the Determination Agent, the Spot Rate will be determined on the basis of the most recently available quotations from the Reference Dealers. The principal amount of the Currency Indexed Notes determined by the Determination Agent to be payable at the Maturity Date will be payable to the holders thereof in the manner set forth herein and in the applicable Pricing Supplement. As used herein, the terms "Reference Dealers" shall mean the three banks or firms specified as such in the applicable Pricing Supplement or, if any of them shall be unwilling or unable to provide the requested quotations, such other major center bank or banks in The City of New York selected by the Calculation Agent, in consultation with the Determination Agent, to act as Reference Dealer or Dealers in replacement therefor.

    Unless otherwise specified in the applicable Pricing Supplement, the principal amount of a Currency Indexed Note payable at Maturity or earlier redemption or repayment shall be calculated on the basis of the aforesaid determination by the Determination Agent and as follows (a) if the Base Exchange Rate equals the Spot Rate for any Currency Indexed Note, then the principal amount of such Currency Indexed Note payable at the Maturity Date would be equal to the Face Amount of such Currency Indexed Note; (b) if the Spot Rate exceeds the Base Exchange Rate (i.e., the Denominated Currency has appreciated against the Indexed Currency during the term of the Currency Indexed Note), then the principal amount so payable would be greater than the Face Amount of such Currency Indexed Note but only up to an amount equal to twice the Face Amount of such Currency Indexed Note; (c) if the Spot Rate is less than the Base Exchange Rate (i.e., the Denominated Currency has depreciated against the Indexed Currency during the term of the Currency Indexed Note) but is greater than one-half of the Base Exchange Rate, then the principal amount so payable would be less than the Face Amount of such Currency Indexed Note, and (iv) if the Spot Rate is less than or equal to one-half of the Base Exchange Rate, then the Spot Rate will be deemed to be one-half of the Base Exchange Rate and no principal amount of the Currency Indexed Note would be payable at the Maturity Date.

    Unless otherwise specified in the applicable Pricing Supplement, the formulae to be used by the Determination Agent to determine the principal amount of a Currency Indexed Note payable at the Maturity Date will be as follows:

    If the Spot Rate exceeds or equals the Base Exchange Rate, the principal amount of a Currency Indexed Note payable at the Maturity Date shall equal

Face Amount   +           (Face Amount XSpot Rate - Base Exchange Rate
                                          Spot Rate).

    If the Base Exchange Rate exceeds the Spot Rate, the principal amount of a Currency Indexed Note Payable at the Maturity Date (which shall, in no event, be less than zero) shall equal

Face Amount   -           (Face Amount XBase Exchange Rate - Spot Rate
                                          Spot Rate).

    If the formulae set forth above are applicable to a Currency Indexed Note, the maximum principal amount payable at the Maturity Date in respect of such a Currency Indexed Note would be an amount equal to twice the Face Amount and the minimum principal amount payable would be zero.

    Unless otherwise specified in the applicable Pricing Supplement, in the event of any redemption or repayment of a Currency Indexed Note prior to its Maturity Date, the term "Maturity Date" used above would refer to the redemption or repayment date of such Currency Indexed Note.

COMMODITY INDEXED NOTES

    The Pricing Supplement relating to a Commodity Indexed Note will set forth the method by which the amount of interest payable and the amount of principal payable at the Maturity Date in respect of such Commodity Indexed Note will be determined, the tax consequences to holders of Commodity Indexed Notes, a description of certain risks associated with investments in Commodity Indexed Notes and other information relating to such Commodity Indexed Notes.

OTHER INDEXED NOTES

    With respect to a Note which is not a Currency Indexed Note or a Commodity Indexed Note but whose principal amount payable at maturity is determined by reference to an index of the value of property (other than foreign currency or commodities) or similar formula specified in the Pricing Supplement relating to such Note, such Pricing Supplement shall also set forth the method by which the amount of interest payable and the amount of principal payable at the Maturity Date in respect of the Note will be determined, the tax consequences to holders of such Notes, a description of any risks associated with investments in such Notes and other information relating to such Notes.

AMORTIZING NOTES

    The Company may from time to time offer Notes ("Amortizing Notes") on which a portion or all the principal amount is payable prior to Stated Maturity in accordance with a schedule, by application of a formula, or by reference to an index. Further information concerning additional terms and conditions of any Amortizing Notes, including terms for repayment thereof, will be set forth in the applicable Pricing Supplement.

REDEMPTION

    The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to maturity or that such Note will be redeemable at the option of the Company on a date or dates specified prior to maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund requirements. The Company may redeem any of the Notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not more than 60 days notice. If less than all of the Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

REPAYMENT

    The Pricing Supplement relating to each Note will indicate either that such Note cannot be repaid prior to maturity or that the Note will be repayable at the option of the holder on a date or dates specified prior to maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment.

    In order for a Note to be repaid, the Paying Agent must receive at least 30 days but not more than 45 days prior to the repayment date (a) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (b) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by the Paying Agent not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed are received by the Paying Agent by such fifth Business Day. Exercise of the repayment option by the holder of a Note shall be irrevocable. If specified in the applicable Pricing Supplement, the repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note, provided that the principal amount of the Note remaining outstanding after repayment is an authorized determination.

    If a Note is represented by a Global Security, the Depositary's nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

    Notwithstanding anything in this Prospectus Supplement to the contrary, unless otherwise specified in the applicable Pricing Supplement, if a Note is an Original Issue Discount Note, the amount payable on such Note in the event of redemption or repayment prior to its Maturity Date shall be the Amortized Face Amount of such Note as of the date of redemption or the date of repayment, as the case may be. The "Amortized Face Amount" of an Original Issue Discount Note shall be the amount equal to (i) the Issue Price set forth in the applicable Pricing Supplement plus (ii) the portion of the difference between the Issue Price and the principal amount of such Note that has accrued at the yield to maturity set forth in the applicable Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) to such date of redemption or repayment, but in no event shall the Amortized Face Amount of an Original Issue Discount Note exceed its principal amount.

REPURCHASE

    The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the applicable Trustee for cancellation.

EXTENSION OF MATURITY

The Pricing Supplement relating to each Note will indicate whether the Company has the option to extend the Maturity Date of such Note for one or more periods of one or more whole years (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in such Pricing Supplement.

    The Company may exercise such option with respect to a Note by notifying the Trustee of such exercise at least 45 but not more than 60 days prior to the Maturity Date of such Note in effect prior to the exercise of such option (the "Original Maturity Date"). No later than 40 days prior to the Original Maturity Date, the Trustee will mail to the holder of such Note a notice (the "Extension Notice") relating to such Extension Period, first class, postage prepaid, setting forth: (a) the election of the Company to extend the Maturity Date of such Note; (b) the new Maturity Date; (c) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread or Spread Multiplier applicable to the Extension Period; and (d) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Trustee of an Extension Notice to the holder of a Note, the Maturity Date of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice.

    Notwithstanding the foregoing, not later than 20 days prior to the Original Maturity Date for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Extension Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by causing the Trustee to mail notice of such higher interest rate or higher Spread or Spread Multiplier, as the case may be, first class, postage prepaid, to the holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the Maturity Date is extended will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period, whether or not tendered for repayment.

    If the Company elects to extend the Maturity Date of a Note, the holder of such Note will have the option to elect repayment of such Note by the Company on the Original Maturity Date at a price equal to the principal amount thereof plus any accrued interest to such date. In order for a Note to be so repaid on the Original Maturity Date, the holder thereof must follow the procedures set forth above under "Repayment" for optional repayment, except that the period for delivery of such Note or notification to the Trustee shall be at least 25 but not more than 35 days prior to the Original Maturity Date and except that a holder who has tendered a Note for repayment pursuant to an Extension Notice may, by written notice to the Trustee revoke any such tender for repayment until the close of business on the tenth calendar day prior to the Original Maturity Date.

SUBSEQUENT INTEREST PERIODS

    The Pricing Supplement relating to each Note will indicate whether the Company has the option with respect to such Note to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread or Spread Multiplier, in the case of a Floating Rate Note, and, if so, the date or dates on which such interest rate or such Spread or Spread Multiplier, as the case may be, may be reset (each an "Optional Reset Date").

    The Company may exercise such option with respect to a Note by notifying the Trustee of such exercise at least 45 but not more than 60 days prior to an Optional Reset Date for such Note. Not later than 40 days prior to such Optional Reset Date, the Trustee will mail to the holder of such Note a notice (the "Reset Notice"), first class, postage prepaid, setting forth: (a) the election of the Company to reset the interest rate, in the case of a Fixed Rate Note, or the Spread or Spread Multiplier, in the case of a Floating Rate Note; (b) such new interest rate or such new Spread or Spread Multiplier, as the case may be; and (c) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to the Maturity Date of such Note (each such period a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period.

    Notwithstanding the foregoing, not later than 20 days prior to an Optional Reset Date for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Reset Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread or Spread Multiplier, in the case of a Floating Rate Note, for the Subsequent Interest Period commencing on such Optional Reset Date by causing the Trustee to mail notice of such higher interest rate or higher Spread or Spread Multiplier, as the case may be, first class, postage prepaid, to the holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the interest rate or Spread or Spread Multiplier is reset on an Optional Reset Date will bear such higher interest rate after such date, in the case of a Fixed Rate Note, or higher Spread or Spread Multiplier, in the case of a Floating Rate Note, whether or not tendered for repayment.

    If the Company elects to reset the interest rate or the Spread or Spread Multiplier of a Note, the holder of such Note will have the option to elect repayment of such Note by the Company on any Optional Reset Date at a price equal to the principal amount thereof plus any accrued interest to such Optional Reset Date. In order for a Note to be so repaid on an Optional Reset Date, the holder thereof must follow the procedures set forth above under "Repayment" for optional repayment, except that the period for delivery of such Note or notification to the Trustee shall be at least 25 but not more than 35 days prior to such Optional Reset Date and except that a holder who has tendered a Note for the repayment pursuant to a Reset Notice may, by written notice to the Trustee, revoke any such tender for repayment until the close of business on the tenth calendar day prior to such Optional Reset Date.

BOOK-ENTRY SYSTEM

    Upon issuance, all Book-Entry Notes having the same Specified Currency, Original Issue Date, Maturity Date, reset, extension, redemption, and repayment provisions, Interest Payment Period and Dates and, in the case of Fixed Rate Notes, interest rate or, in the case of Floating Rate Notes, Base Rate, Initial Interest Rate, Index Maturity, Interest Reset Period and Dates, Spread or Spread Multiplier, if any, Minimum Interest Rate, if any, and Maximum Interest Rate, if any, in the case of Currency Indexed Notes, Denominated Currency, Indexed Currency, Face Amount and Base Exchange Rate, and, in the case of Commodity Indexed Notes or other indexed notes, the same terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary as is specified in the Pricing Supplement, and registered in the name of a nominee of the Depositary. Certificated Notes will not be exchangeable for Book-Entry Notes and, except under the circumstances described in the Prospectus under "Description of the Debt Securities--Global Securities", Book-Entry Notes will not be exchangeable for Certificated Notes and will not otherwise be issuable as Certificated Notes. The Depositary currently only accepts Notes which have a Specified Currency of U.S. dollars.

    The Depositary has advised the Company and the Agents as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    A further description of the Depositary's procedures with respect to Global Securities representing Book-Entry Notes is set forth in the Prospectus under "Description of the Debt Securities--Global Securities". The Depositary has confirmed to the Company, the Agents and the Trustees that it intends to follow such procedures.

                         IMPORTANT CURRENCY INFORMATION

    Purchasers are required to pay for the Notes in the Specified Currency. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies and vice versa and most banks do not offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested by a prospective purchaser of Notes denominated in a Specified Currency other than U.S. dollars, the Agent soliciting the offer to purchase will arrange for the conversion of U.S. dollars into such Specified Currency to enable the purchaser to pay for such Notes. Such requests must be made on or before the fifth Business Day preceding the date of delivery of the Notes, or by such other date as determined by the Agent that presents the offer to the Company. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by the purchaser of the Notes.

                                 CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

    An investment in Notes that are denominated in a Specified Currency other than the currency of the country in which a purchaser is resident or the currency (including any composite currency) in which a purchaser conducts its business (the "home currency") entails significant risks that are not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the Specified Currency and the possibility of the imposition or modification of foreign exchange controls with respect to the Specified Currency. Such risks generally depend on factors over which the Company has no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange for certain currencies have been highly volatile, and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of the Specified Currency in which a Note is denominated against the relevant home currency would result in a decrease in the effective yield of such Note below its coupon rate, and in certain circumstances could result in a loss to the investor on a home currency basis.

    Governments have from time to time imposed, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a Specified Currency with respect to a Note. There can be no assurances that exchange controls will not restrict or prohibit payments of principal or interest in any such currency or currency unit. Even if there are no actual exchange controls, it is possible that on an Interest Payment Date or Maturity Date with respect to any particular Note, a Specified Currency other than U.S. dollars for such Note would not be available to the Company to make payments of interest and principal then due.

    THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A CURRENCY (INCLUDING ANY COMPOSITE CURRENCY) OTHER THAN A PROSPECTIVE PURCHASER'S HOME CURRENCY, AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN CURRENCIES (INCLUDING COMPOSITE CURRENCIES) OTHER THAN THE PARTICULAR HOME CURRENCY. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR PERSONS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

    Pricing Supplements relating to Notes denominated in a Specified Currency other than the U.S. dollar will contain information concerning historical exchange rates for such Specified Currency against the U.S. dollar, a description of the currency and any exchange controls affecting such currency.

PAYMENT CURRENCY

    Except as set forth below, if payment on a Note is required to be made in a foreign currency and such currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments due on that due date with respect to such Note shall be made in U.S. dollars. The amount so payable on any date in such foreign currency shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate or as otherwise indicated in the applicable Pricing Supplement.

    If payment on a Note is required to be made in ECU and ECU is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, or is no longer used in the European Monetary System, all payments due on that due date with respect to the Notes shall be made in U.S. dollars. The amount so payable on any date in ECU shall be converted into U.S. dollars, at a rate determined by the Exchange Rate Agent as of the second Business Day prior to the date on which such payment is due on the following basis. The component currencies of the ECU for this purpose (the "Components") shall be the currency amounts which were components of the ECU as of the last date on which the ECU was used in the European Monetary System. The equivalent of the ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate, or as otherwise indicated in the applicable Pricing Supplement.

    If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any Component is divided into two or more currencies, the amount of the original currency as a Component shall be replaced by amounts of such two or more currencies, each of which shall have a value on the date of division equal to the amount of the Component divided by the number of currencies into which such original currency was divided.

    All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion (except to the extent expressly provided herein that any determination is subject to approval by the Company) and, in the absence of manifest error, shall be conclusive for all purposes and binding on holders of the Notes and the Exchange Rate Agent shall have no liability therefor.

FOREIGN CURRENCY JUDGMENTS

    The Notes will be governed by and construed in accordance with the laws of the State of New York. A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Ivins, Phillips & Barker, Chartered, special tax counsel to the Company, the following summary correctly describes certain United States Federal income tax consequences resulting from the purchase, ownership or disposition of the Notes by an initial holder (unless otherwise indicated) of Notes (the "Holder").

    The following summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary and proposed regulations thereunder and judicial and administrative interpretations thereof, all as in effect on the date hereof. It does not take into account possible changes in the Code, the regulations or such interpretations. Nor does it include any description of state, local or foreign tax laws that may apply to the Notes or Holders.

    The following summary applies only to Notes under which all payments are denominated in, or determined with reference to, either the United States dollar or a single currency other than the United States dollar ("Foreign Currency"). If Notes are issued under which payments are denominated in, or determined with reference to, more than one currency, their tax treatment will be discussed in the Pricing Supplement relating to the issuance of such Notes.

    The following summary does not purport to consider all the possible tax consequences of the purchase, ownership or disposition of the Notes, and it is not intended to reflect the specific tax position of any Holder. It deals only with situations in which Notes, and any Foreign Currency used to purchase Notes or received as interest, principal or disposition proceeds thereon, are held as capital assets. It does not address tax consequences that may be relevant to special taxpayers, such as life insurance companies, certain financial institutions or dealers in securities or currencies. Nor does it address the tax consequences of special situations, such as the holding of Notes or Foreign Currency as a hedge against currency risks, the holding of Notes or Foreign Currency as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a Note and other investments, constructive sales of appreciated financial positions with respect to Notes or Foreign Currency, stripped bonds, stripped coupons, or, except for the discussion of "Holders Who Are Not United States Persons" below, situations in which the "functional currency" (as defined in Section 985(b) of the Code) of the Holder is not the United States dollar.

    Persons considering the purchase of Notes should consult their own tax advisers concerning the application of the United States Federal tax laws to their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

    On March 17, 1992, the Internal Revenue Service (the "IRS") issued final regulations and proposed additional regulations dealing with the taxation of gain and loss from certain nonfunctional currency transactions (collectively, the "Foreign Currency Regulations"). The Foreign Currency Regulations that were proposed in 1992 have not been finalized. Under these proposed regulations, for taxable years ending on or after the date on which they become final, certain Holders may elect to mark-to-market Foreign Currency transactions based on changes in exchange rates between the date a Holder's financial accounting period begins and the date such financial accounting period closes. The following summary reflects the Foreign Currency Regulations. The Foreign Currency Regulations do not cover all issues, however, and subsequent versions of such regulations (including the final form of the proposed Foreign Currency Regulations) may adopt positions that would apply to the Notes and that may be contrary to the positions discussed below.

UNITED STATES PERSONS

    The following summary addresses the principal United States Federal income tax consequences resulting from the ownership of a Note by a Holder who is a United States person.

    For purposes of the following summary, (i) the term "United States" means the United States of America (including the States and the District of Columbia), and (ii) the term "United States person" means (A) an individual who is a citizen or resident of the United States, (B) a corporation, partnership or other business entity created or organized under the laws of the United States, unless, in the case of a partnership, the IRS provides otherwise by regulation,
(C) an estate the income of which is subject to United States Federal income tax regardless of its source, and (D) a trust as to which a court within the United States is able to exercise primary supervision over the administration of the trust, and United States persons have the authority to control all substantial decisions of the trust.

    A Holder who is a nonresident alien individual as to the United States and a BONA FIDE resident of Puerto Rico, Guam, American Samoa or the Northern Mariana Islands during the entire taxable year also generally is subject to the rules described in this section as if such Holder were a United States person. Such a Holder also may be subject to United States Federal withholding tax under the rules described in the first paragraph under "Holders Who Are Not United States Persons" below.

    United States persons who are partners in foreign partnerships (as determined under United States tax rules) will be subject to United States Federal income tax on their distributive shares of income from such foreign partnerships.

    Certain persons may be subject to United States Federal income tax on certain income of foreign trusts (I.E., trusts other than those described in clause (D) of the second paragraph under "United States Persons" above). Such persons may include, in certain circumstances, (i) a United States person who transfers property to (A) a foreign trust with a United States beneficiary or
(B) a trust that subsequently becomes a foreign trust while such individual is alive, (ii) persons who are not United States persons who transfer property to foreign trusts and subsequently become United States persons, and (iii) certain United States persons who are beneficiaries of foreign trusts. Accordingly, in certain circumstances the United States Federal income tax treatment set forth below, regarding Notes owned by United States persons, may apply to Notes owned by foreign trusts.

    If an individual who is a United States person loses United States citizenship or ceases to be a long-term resident of the United States, with a principal purpose of avoiding United States Federal income, estate or gift tax, such individual may be subject to United States Federal income, estate or gift tax for 10 years thereafter (or longer in some circumstances), as set forth below regarding Notes owned by United States persons. In addition, such an individual may be subject to United States Federal income tax upon a transfer of a Note to certain foreign corporations.

    PURCHASE OF NOTES USING FOREIGN CURRENCY

    A purchaser of a Note using Foreign Currency as the consideration for such Note generally will be treated for Federal income tax purposes as though (i) the Foreign Currency used to purchase the Note were exchanged for United States dollars, and (ii) the United States dollars received in exchange for such Foreign Currency were used to purchase the Note. Thus, such a purchaser generally will recognize ordinary income or loss equal to the difference, if any, between the United States dollar spot rate of the Foreign Currency used to purchase the Note on the date of purchase, and the purchaser's United States dollar tax basis in the Foreign Currency.

    ACCRUAL AND RECEIPT OF INTEREST

    Except as described under "Original Issue Discount" below, interest on a Note (whether payable in a Foreign Currency or in United States dollars) will be taxable to a Holder as ordinary income at the time it accrues or is received, in accordance with the Holder's method of accounting for tax purposes.

    If interest is denominated in or determined by reference to the value of a Foreign Currency, then, in the case of a cash method Holder who is not required to accrue such interest prior to its receipt, the amount of interest income is determined by translating the Foreign Currency into United States dollars at the "spot rate" on the date of receipt. In the case of an accrual method Holder, or, in the case of interest that must be accrued prior to receipt (such as original issue discount), the amount of interest income that is taken into income for any interest accrual period is determined by translating the Foreign Currency into United States dollars at the "average rate" for the interest accrual period, or, with respect to an interest accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. At the time the interest so accrued in a prior accrual period is received, the Holder will realize gain or loss ("currency exchange gain or loss") equal to the difference, if any, between the spot rate of the Foreign Currency received by the Holder with respect to such accrual period on the date the interest is received and the amount of interest income previously accrued for such period. This currency exchange gain or loss is ordinary income or loss and generally is not considered additional interest income or expense. A Holder may elect to use, instead of such average rate, the spot rate on the last day of the accrual period (or, if the accrual period spans two of the Holder's taxable years, the last day of the first taxable year). In addition, if the interest is received within five Business Days of the end of such accrual period or taxable year, an accrual method Holder making the election instead may use the spot rate on the date the interest is received for purposes of translating accrued interest income into United States dollars (in which case no currency exchange gain or loss will be taken into account upon receipt). The election applies to all debt instruments held by the Holder and may not be revoked without the consent of the IRS.

    For purposes of this summary, the term "spot rate" generally means a rate that, as demonstrated to the satisfaction of the District Director or the Assistant Commissioner (International) of the IRS, reflects a fair market rate of exchange available to the public for currency under a "spot contract" in a free market and involving representative amounts. A "spot contract" is a contract to buy or sell a currency on or before two Business Days following the date of the execution of the contract. If such a spot rate cannot be demonstrated, the District Director or the Assistant Commissioner (International) of the IRS has the authority to determine the spot rate from a source of exchange rate information reflecting actual transactions conducted in a free market. The "average rate" for an accrual period (or partial period) is the simple average of the spot exchange rates for each Business Day of such period, or other average exchange rate for the period reasonably derived and consistently applied by the Holder.

    The IRS has the authority to issue regulations recharacterizing interest as principal, or principal as interest, for obligations denominated in a hyperinflationary currency. Under the proposed Foreign Currency Regulations, which would become effective for transactions entered into after such regulations are finalized, if a Holder acquires a Note denominated in a Foreign Currency that is a hyperinflationary currency at the time of such acquisition, the Holder would realize gain or loss on the Note each year that the Holder holds the Note based (in general) on the change in exchange rates between the such Foreign Currency and the United States dollar from the beginning to the end of the year. Such exchange gain or loss would generally be treated, respectively, as additional interest income or as an offset to interest income. If Notes are to be issued in hyperinflationary currency, the Pricing Supplement relating to such Notes will so indicate.

    ORIGINAL ISSUE DISCOUNT

    The following summary is a general discussion of the United States Federal income tax consequences to United States persons who are Holders of Notes issued with original issue discount ("Original Issue Discount Notes"). A Holder of an Original Issue Discount Note may be required to include interest in taxable income before such interest is received.

    This summary is based in part upon income tax regulations issued on April 4, 1994 (the "OID Regulations"), and additional regulations issued on June 14, 1996, relating primarily to contingent payment debt instruments with original issue discount (the "Contingent Payment Debt Regulations"). This summary assumes that the Notes will not be "applicable high-yield discount obligations" under section 163(i) of the Code (generally, debt instruments with, among other features, yield to maturity more than five percentage points higher than the "applicable federal rate", defined in section 1274(d) of the Code as an average of market yields on certain outstanding, marketable United States government obligations).

    For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of an Original Issue Discount Note over its "issue price" (defined as the first price at which a substantial amount of the Notes are sold) unless, in most circumstances, such excess is DE MINIMIS, I.E., is less than 0.25% of the Original Issue Discount Note's stated redemption price at maturity multiplied by the number of complete years to its maturity. The stated redemption price at maturity of an Original Issue Discount Note is the total of all payments to be made under the Original Issue Discount Note other than "qualified stated interest." "Qualified stated interest" is, in general, stated interest that is unconditionally payable in cash or property (other than debt instruments of the Company) at least annually, either at a single fixed rate or at certain floating rates, that in either case appropriately take into account the length of the interval between stated interest payments.

    In certain cases, Notes that bear stated interest and are issued at par may be Original Issue Discount Notes, with the result that the inclusion of interest in income for Federal income tax purposes may vary from the receipt of interest on such Notes, generally accelerating income for cash method Holders. Under the OlD Regulations, a Note may be an Original Issue Discount Note where, among other things, (i) a Floating Rate Note provides for a maximum or minimum interest rate that is reasonably expected as of the issue date to cause the yield on the debt instrument to be less (in the case of a maximum rate), or more (in the case of a minimum rate) than the expected yield without the maximum or minimum rate; (ii) a Floating Rate Note provides for a significant front-loading or back-loading of interest; or (iii) in some situations, a Note bears interest at a floating rate in combination with one or more other floating or fixed rates. Notes will not, however, be treated as Original Issue Discount Notes solely by virtue of the contingent United States dollar value of payments on Notes denominated in Foreign Currency.

    Notice will be given in the applicable Pricing Supplement if the Company determines that a particular Note will be an Original Issue Discount Note. Unless specified in the applicable Pricing Supplement, Floating Rate Notes will not be Original Issue Discount Notes.

    Holders of Original Issue Discount Notes having maturities in excess of one year are required to include original issue discount in income before the receipt of cash attributable to such income. The amount of original issue discount includable in income by the initial Holder of Original Issue Discount Notes and, subject to an adjustment, by any subsequent Holder, is the sum of the daily portions of the original issue discount with respect to the Original Issue Discount Note for each day during the taxable year in which such Holder held the Original Issue Discount Note ("accrued original issue discount"). The daily portion of the original issue discount on any Original Issue Discount Note is determined by allocating to each day in any "accrual period" a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" generally is the period between payment dates (or the shorter period, if any, from the date of issue to the first interest payment date or from the last interest payment date prior to maturity to the date of maturity), but an accrual period may not be longer than one year.

    For any accrual period, the original issue discount allocable to the accrual period is an amount equal to the excess, if any, of (i) the product of the Original Issue Discount Note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined under a constant yield method, on the basis of compounding at the close of each accrual period and adjusted for the length of the accrual period) over (ii) the sum of the qualified stated interest, if any, allocable to such accrual period. At the beginning of the first accrual period, the "adjusted issue price" of an Original Issue Discount Note is the issue price of the Note (as defined above). At the beginning of each accrual period thereafter, the "adjusted issue price" is the excess of (i) the sum of (A) the issue price of such Original Issue Discount Note, (B) the accrued original issue discount for each prior accrual period (determined without regard to the amortization of any acquisition premium or bond premium, discussed below), and (C) the amount of any qualified stated interest on the Note that has accrued prior to the beginning of the accrual period but is not payable until a later date, over (ii) any prior payments on the Original Issue Discount Note, other than qualified stated interest and certain prepayments. If a payment (other than a payment of qualified stated interest) is made on the first day of an accrual period, then the adjusted issue price at the beginning of such accrual period is reduced by the amount of the payment.

    Under the above rules, Holders of Original Issue Discount Notes will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods, assuming that no payments, other than payments of qualified stated interest, are made prior to the maturity of the Note.

    If the Company has an option to call a Note, or if the Holder has an option to put a Note to the Company, in either case prior to the Note's stated maturity, such option will be presumed to be exercised if, by utilizing the exercise date as the maturity date and the amount payable on such date as the stated redemption price at maturity, the yield on the Note would be (i) in the case of a call option of the Company, lower than its yield to stated maturity, or (ii) in the case of a put option of the Holder, higher than its yield to stated maturity. In such case, original issue discount is computed in accordance with such presumption. If such option is not in fact exercised when presumed to be exercised, the Note will be treated, solely for original issue discount purposes, as if, on the presumed exercise date, the Note were retired and reissued for an amount equal to the Note's adjusted issue price on that date. The effect of the deemed retirement and reissuance will be to cause remaining original issue discount to be amortized over the remaining term of the Note, without regard to the unexercised option. In some circumstances, a call or put option that applies to a part of an issue of Notes may result in partial deemed exercise of the option, or partial deemed retirement and reissuance of a Note. If a Note involves options that may affect original issue discount computations, the Pricing Supplement relating to such Notes will discuss such matters.

    Original issue discount on an Original Issue Discount Note denominated in, or under which all payments are determined with reference to, a single Foreign Currency will be determined for any accrual period in that Foreign Currency and then translated into United States dollars in the same manner as other interest income accrued by an accrual method Holder before receipt, as described above under "Accrual and Receipt of Interest". Likewise, as described therein, currency exchange gain or loss will be recognized when the original issue discount is paid. For this purpose, all payments (other than qualified stated interest) on a Note first will be viewed as payments of previously accrued original issue discount (to the extent thereof), with payments considered made for the earliest accrual periods first.

    Different rules apply to Original Issue Discount Notes having maturities of not more than one year ("Short-Term Discount Notes"). A Holder of a Short-Term Discount Note who uses the cash method of tax accounting generally will not be required to include original issue discount in income on a current basis (but may be required to defer a deduction for a portion or all of the interest paid or accrued on any indebtedness incurred to purchase or carry such Short-Term Discount Note). Rather, such a Holder will be required to treat any gain realized on a sale, exchange or retirement of the Short-Term Discount Note as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the Short-Term Discount Note during the period the Holder held the Short-Term Discount Note. Holders using the accrual method of tax accounting and certain cash method Holders (including banks, securities dealers and regulated investment companies) generally will be required to include original issue discount on the Short-Term Discount Note in income on a current basis.

    A cash method Holder of a Short-Term Discount Note may elect to accrue original issue discount as income on a current basis (in which case the limitation on the deductibility of interest described above will not apply). Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the Holder, using a constant yield method.

    Furthermore, any Holder (whether on the cash or accrual method) of a Short-Term Discount Note may elect to accrue the "acquisition discount", if any, with respect to the Short-Term Discount Note on a current basis in lieu of original issue discount. "Acquisition discount" is the excess of the stated redemption price at maturity of the Short-Term Discount Note over the Holder's tax basis in the Note at the time of acquisition. Acquisition discount will be treated as accruing on a ratable basis or, at the election of the Holder, using a constant yield method. The market discount rules (discussed in "Sale and Retirement of Notes", below) do not apply with respect to Short-Term Discount Notes. For purposes of determining the amount of original issue discount subject to these rules, the OlD Regulations provide that no interest payments on Notes with maturities of one year or less are qualified stated interest, but instead such interest payments are included in such Note's stated redemption price at maturity.

    If a Holder purchases an Original Issue Discount Note, including a Short-Term Discount Note, at an "acquisition premium", I.E., at a price in excess of the Note's "adjusted issue price", the amount includable in income in each taxable year as original issue discount will be reduced by that portion of the acquisition premium properly allocable to such year. Alternatively, a Holder may elect to treat its purchase price as the issue price of the Note.

    The market discount and bond premium rules, discussed in "Sale and Retirement of Notes" below, may apply to an Original Issue Discount Note purchased at a price that is less than such Note's adjusted issue price (in the case of market discount) or that is greater than such Note's stated redemption price at maturity (in the case of bond premium). In such case, the amount of market discount generally will equal the excess of the Original Issue Discount Note's adjusted issue price over the Holder's purchase price for the Note, and the amount of bond premium will equal the excess of the Holder's purchase price over the Original Issue Discount Note's remaining stated redemption price at maturity. A Holder of an Original Issue Discount Note with bond premium will not be subject to the original issue discount rules.

    A Holder's tax basis in an Original Issue Discount Note generally will be the Holder's cost increased by any original issue discount included in income (and market discount, if any, if the Holder has elected to include accrued market discount in income on an annual basis) and decreased by the amount of any payment (other than qualified stated interest and certain prepayments) received with respect to the Original Issue Discount Note. Except to the extent that gain represents market discount not previously included in the Holder's income, gain or loss on the sale, exchange or redemption of an Original Issue Discount Note generally will be capital gain or loss. Such gain or loss will be mid-term gain or loss if the Original Issue Discount Note has been held for more than one year but not more than 18 months, or long-term gain or loss if the Original Issue Discount Note has been held for more than 18 months.

    A Holder may elect to treat all interest that accrues on a Note as original issue discount and apply the constant yield method described above to accrue such interest, with the modifications described below. For purposes of this election, interest includes stated interest, original issue discount, DE MINIMIS original issue discount, market discount (described in "Sale and Retirement of Notes" below), acquisition discount, DE MINIMIS market discount and unstated interest, as adjusted by any acquisition premium (discussed above) or amortizable bond premium (described below).

    In applying the constant yield method to a Note with respect to which this election has been made, (i) the issue price of the Note will equal the electing Holder's adjusted basis in the Note immediately after its acquisition; (ii) the issue date of the Note will be the date of its acquisition by the electing Holder; and (iii) no payments on the Note will be treated as payments of qualified stated interest. This election generally will apply only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a Note with amortizable bond premium (discussed below), then the electing Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludable from gross income) held by such electing Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS. If the election to apply the constant yield method to all interest on a Note is made with respect to a Note that has market discount (discussed below), then the electing Holder will be treated as having made the election discussed in "Sale, and Retirement of Notes", below, to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such Holder.

    SUBSEQUENT CHANGES IN TERMS OF THE NOTES

    Certain changes in the terms of a Note (E.G., a reset of the interest rate, Spread and/or Spread Multiplier of a Note or an extension of the maturity of a
Note), either alone or in conjunction with one another, may be treated as an exchange of such Note (the "Old Note") for a deemed issuance of a "New Note".

    In such event, a Holder of the Old Note may recognize taxable gain or loss equal to the difference between the fair market value of the New Note and the Holder's adjusted tax basis in the Old Note at the time of the deemed exchange. Such gain or loss will be subject to characterization as capital gain or loss or ordinary income or loss, depending on the effect of the original issue discount, foreign currency and other rules described herein. In such case, the Holder's tax basis in the New Note will be equal to such fair market value.

    A Note may qualify as a "security" for Federal income tax purposes (generally a debt instrument with a term of five years or more). If the Old Note and the New Note each is a "security", the deemed exchange may qualify as a "recapitalization", under Section 368(a)(1)(E) of the Code. In this event, (i) no gain or loss will be recognized to the Holder; (ii) the Holder's basis in the New Note will be equal to the Holder's basis in the Old Note; and (iii) the Holder's holding period in the New Note (for purposes of determining whether any capital gain or loss on a disposition of the New Note will be short-term, mid-term or long-term gain or loss) will include the Holder's holding period in the Old Note.

    If there is a deemed exchange, regardless of whether the Holder's gain or loss is recognized, the issue price of the New Note, for purposes of computing original issue discount thereon, generally will be equal to the fair market value of the New Note on the date of the deemed exchange.

    If a modification in the terms of a Note is not treated as an exchange, then a Holder will not recognize gain or loss, but the modification may affect the timing, character, and amount of income, gain or loss with respect to the subsequent holding period of the Note.

    On June 26, 1996, the IRS adopted final regulations governing the circumstances in which a change in the terms of a Note will result in an exchange of a Note for a New Note. Under these regulations, certain types of changes in the terms of a Note are not treated as exchanges.

    With certain exceptions, a change in the terms of a Note occurring by operation of the terms of the Note (whether automatically or as a result of the exercise of an option provided to the Company or the Holder) is not treated as an exchange. If the terms of a Note are such that changes by operation of such terms are likely to be treated as exchanges, such matters will be discussed in the Pricing Supplement relating to the issuance of such Notes.

    In addition, a change in the terms of a Note will be treated as an exchange only if it is a "significant modification", as defined in the regulations. A change in yield will be treated as an exchange only if the yield on the Note as modified varies from the yield on the unmodified Note by more than the greater of (i) 25 basis points or (ii) 5% of the annual yield on the Note. A change in the timing of payments under a Note will be treated as an exchange only if it results in a material deferral of scheduled payments. As a safe harbor, a deferral of the lesser of 5 years or 50% of the original term is not treated as an exchange. With certain exceptions, a substitution of a new obligor on a Note that is a recourse obligation is treated as an exchange. Certain other changes also are treated as exchanges, if they result in a change in payment expectations. These include an addition or deletion of a co-obligor on a Note which is a recourse obligation, a release, substitution, addition or other alteration in collateral or other form of credit enhancement, and a change in the priority of a Note.

    SALE AND RETIREMENT OF NOTES

    Upon the sale, exchange or retirement of a Note, a Holder will recognize gain or loss equal to the difference between the amount realized (less any accrued but unpaid qualified stated interest which will be taxable as such) and the Holder's tax basis in the Note. If the amount received on the sale, exchange or retirement is not in United States dollars, the amount realized will be based on the spot rate of the Foreign Currency on the date of disposition. In the case of a Note denominated in Foreign Currency, to the extent such recognized gain or loss is attributable to changes in Foreign Currency exchange rates between the date of acquisition and disposition of the Note, such currency exchange gain or loss will be treated as ordinary income or loss but generally will not be treated as interest income or expense. However, currency exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction. Except as discussed below, any gain or loss in excess of currency exchange gain or loss will be capital gain or loss, and will be mid-term gain or loss if the Note had been held for more than one year but not more than 18 months, or long-term gain if the Note had been held for more than 18 months.

    If a Holder's tax basis in a Note (other than (i) a Note with a fixed Maturity Date of one year or less from the date of issue and (ii) generally a Note acquired at its original issue) is less than its principal amount (or, in the case of an Original Issue Discount Note, less than its issue price plus original issue discount includable, without regard to adjustments for acquisition premium discussed above, under "Original Issue Discount", in gross income by the prior Holder or Holders), the Note may be considered to have "market discount". Market discount will be treated as accruing on a ratable basis or, at the election of the Holder, based on a constant yield method. As a general matter, gain on a Note is treated as ordinary income rather than capital gain, to the extent of market discount that accrues while the Holder holds the Note. Furthermore, the Holder of a Note having market discount may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such Note until the Maturity Date of the Note or its earlier disposition in a taxable transaction. Instead, Holders may elect to accrue market discount as income on a current basis. Such an election applies to all debt instruments with market discount acquired by the electing Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    In the case of a Note payable in a Foreign Currency, (i) market discount is determined in units of the Foreign Currency; (ii) accrued market discount required to be taken into account on the Maturity or earlier disposition of a
Note is translated into United States dollars at the spot rate on the Maturity Date or disposition date (and no part thereof is treated as currency exchange gain or loss); and (iii) accrued market discount currently includable in income by a Holder is translated into United States dollars at the average exchange rate for the accrual period, and currency exchange gain or loss is determined in the manner described in "Accrual and Receipt of Interest", above, with respect to computation of currency exchange gain or loss on the receipt of accrued interest.

    If a Holder's tax basis in a Note is greater than the amount payable at maturity, the Note may have "bond premium". The Holder may elect to amortize bond premium as offsets to interest income over the remaining life of the Note under a constant yield method. (The treatment of Original Issue Discount Notes purchased at a premium is discussed in "Original Issue Discount", above.) Such an election generally applies to all Notes held by the Holder at the beginning of the taxable year to which the election applies and those thereafter acquired by the Holder, and it may not be revoked without the consent of the IRS. However, if such Note may be redeemed at the Company's option after the Holder acquires the Note at a price in excess of its principal amount, special rules could result in a deferral of the amortization of some bond premium until later in the term of the Note.

    In the case of a Note denominated in Foreign Currency, bond premium is computed in units of Foreign Currency, and amortizable bond premium reduces interest income in units of the Foreign

Currency. At the time amortized bond premium offsets interest income, currency exchange gain or loss (taxable as ordinary income or loss but not generally as interest income or expense) is realized based on the difference between spot rates at that time and at the time of the acquisition of the Note. With respect to a Holder that does not elect to amortize bond premium, the amount of bond premium constitutes a capital loss when the bond matures. In the case of a Note denominated in Foreign Currency, currency exchange gain or loss with respect to the premium is realized based on the difference between the spot rates on the Maturity Date and at the time of the acquisition of the Note. In such case, the amount of capital loss relating to the premium may be offset or eliminated by currency exchange gain.

    RECEIPT OF FOREIGN CURRENCY

    The tax basis of Foreign Currency received by a Holder generally will equal the United States dollar equivalent of such Foreign Currency at the spot rate on the date it is received. Upon the subsequent exchange of such Foreign Currency for United States dollars, another currency, or other property, a Holder generally will recognize currency exchange gain or loss equal to the difference between the Holder's tax basis for the Foreign Currency and, as the case may be, the number of United States dollars received, the United States dollar value of Foreign Currency received, at the spot rate on the date of the exchange, or, if other property is received, the United States dollar value of the Foreign Currency based on the spot rate on the date of purchase. Such gain or loss will be ordinary in character.

    INDEXED NOTES

    The specific treatment of any Indexed Notes, including Commodity Indexed Notes and Currency Indexed Notes, will be discussed in applicable Pricing Supplement relating to the issuance of such Notes and would generally be subject to different rules from those set forth in this discussion.

    CONTINGENT PAYMENTS

    The Contingent Payment Debt Regulations address, among other things, the accrual of original issue discount on, and the character of gain or loss recognized on the sale, exchange, or retirement of, debt instruments providing for contingent payments. Prospective Holders of Notes with contingent payments should refer to the discussion regarding taxation in the applicable Pricing Supplement.

HOLDERS WHO ARE NOT UNITED STATES PERSONS

    For purposes of the following summary, the term "Holder who is not a United States person" refers to a Holder who is not a United States person as that term is defined in "United States Persons" above. Special United States Federal withholding tax rules apply to payments made to foreign partnerships.

    Subject to the discussion of "Backup Withholding and Information Reporting" below, payments of principal (and premium, if any) and interest, including original issue discount, by the Company or any agent of the Company (acting in its capacity as such) to any Holder who is not a United States person will not be subject to United States Federal withholding tax, PROVIDED, in the case of interest, including original issue discount, that (i) such Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; (ii) such Holder is not a controlled foreign corporation, as that term is defined for United States tax purposes, that is related to the Company through stock ownership; (iii) the Holder is not receiving interest ineligible for exemption from withholding by reason of the application of Section 881(c)(3)(A) of the Code; (iv) the Holder is not a foreign private foundation; and (v) either (A) the beneficial owner of the Note certifies, under penalties of perjury, to the last United States person (the "Withholding Agent") in the chain of payment, that he is not a United States person and provides his name and address, or (B) a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds such Note certifies to the Withholding Agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by another financial institution and furnishes the Withholding Agent with a copy thereof. Applicable regulations contain certain other requirements regarding the timing, form, and maintenance by the Withholding Agent of the certification described in the preceding sentence. Recently finalized regulations would modify the certification requirements for payments of interest made after December 31, 1998. However, compliance with the certification procedures described above (E.G., providing a properly completed and timely filed Form W-8) generally would continue the current exemption from United States Federal withholding tax for most Holders who are not United States persons.

    Payments of certain types of contingent interest to a Holder who is not a United States person may be subject to United States Federal withholding tax equal to 30% of each such payment (or such lower amount as provided by treaty). The applicable Pricing Supplement will state if Notes having contingent payments will be subject to United States Federal withholding tax.

    If a Holder who is not a United States person is engaged in a trade or business in the United States, and if interest, including original issue discount, on the Note is effectively connected with the conduct of such trade or business, such Holder, although exempt from the withholding tax, as discussed above, may be subject to United States Federal income tax on such interest, generally in the same manner as if the Holder were a United States person. In addition, if such a Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, as well as to branch-level interest taxes.

    Such a Holder also may be subject to United States Federal withholding tax. To claim an exemption from such tax, such a Holder must provide the Withholding Agent with a properly completed and timely filed Form 4224 for payments prior to January 1, 1999, and with a properly completed and timely filed Form W-8 for payments on or after January 1, 1999. In addition, such a Holder may be required to provide a properly completed and timely filed Form W-8 in order to obtain an exemption from "backup" withholding, discussed below.

    Any capital gain or market discount realized upon retirement or disposition of a Note by a Holder who is not a United States person will not be subject to United States Federal income or withholding taxes if (i) such gain is not effectively connected with a United States trade or business of the Holder, and
(ii) in the case of an individual, either (A) such Holder is not present in the United States for 183 days or more in the taxable year of the retirement or disposition, or (B) such Holder does not have a "tax home" (as defined in the Code) in the United States, and the gain is not attributable to an office or other fixed place of business maintained by such Holder in the United States.

    Notes held by an individual who is neither a citizen nor a resident of the United States for United States Federal income tax purposes at the time of death will not be subject to United States Federal estate tax, provided (i) that the income from such Notes was not or would not have been effectively connected with a United States trade or business of such individual; (ii) that such individual qualified for the exemption from United States Federal withholding tax (without regard to the certification requirements), described above; and (iii) that such individual did not, within the 10-year period ending with the date of death, lose United States citizenship or cease to be a long-term resident of the United States with a principal purpose of avoiding United States Federal estate tax.

    A Holder who is not a United States person and is a qualified resident of a jurisdiction that has entered into a bilateral income, estate or gift tax treaty with the United States also may be able to obtain benefits under the applicable treaty in connection with the United States Federal taxation relating to the Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    For each calendar year in which the Notes are outstanding, the payor of interest (including original issue discount, if any), principal, premium, or the proceeds of disposition to a Holder is required to provide the IRS with certain information, including the Holder's name, address and taxpayer identification number ("TIN") (either the Holder's Social Security number or its employer identification number, as the case may be), the aggregate amount of principal, interest (including original issue discount, if any), premium, or the proceeds of disposition paid to that Holder during the calendar year and the amount of tax withheld, if any. This information reporting requirement, however, does not apply with respect to certain United States persons, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts, but such entities may be required to establish their status as such.

    A "backup withholding" tax equal to 31% of each payment on the Notes will apply to a United States person subject to the reporting requirements described above, if such person (i) fails to furnish his TIN or (ii) under certain circumstances fails to certify, under penalty of perjury, that he has both furnished a correct TIN and not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Backup withholding also will apply if the payor is notified by the IRS that the payee has failed to report properly a correct TIN or interest and dividends earned by the such payee. This backup withholding tax is not an additional tax and may be credited against the payee's United States Federal income tax liability.

    With regard to registered obligations, under current Treasury regulations, neither backup withholding nor information reporting requirements will apply to payments made by the Company or any agent of the Company (in its capacity as such) to a Holder who is not a United States person, if the Holder has provided required certification that it is not a United States person, as set forth in clause (v)(A) in the second paragraph under "Holders Who Are Not United States Persons", or has otherwise established an exemption (provided that neither the Company nor such agent has actual knowledge that the Holder is a United States person or that the conditions of any exemption are not in fact satisfied).

    With regard to bearer obligations, if principal or interest on a Note is collected outside the United States by a non-United States office of a foreign custodian, foreign nominee or other foreign agent of the beneficial owner of a Note and is paid by such office outside the United States to such owner, or if a non-United States office of a foreign "broker" (as defined in the Treasury regulations) pays the proceeds of the sale or exchange of a Note outside the United States to the seller thereof (for these purposes, payment made to an address in the United States or by transfer to an account maintained by the Holder in the United States will not be considered made outside the United States), then neither backup withholding nor information reporting requirements (except as provided in the following sentence) will apply to such payment (provided that such nominee, custodian, agent or broker derives less than 50% of its gross income for certain specified periods from the conduct of a trade or business in the United States and is not a controlled foreign corporation for United States tax purposes). Such a payment of principal or interest by a non-United States office of other custodians, nominees or agents, or the payment by a non-United States office of other brokers of the proceeds of the sale or exchange of a Note will not be subject to backup withholding, but will be subject to information reporting requirements, unless (i) the custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner or seller is not or was not, as the case may be, a United States person, and has no actual knowledge to the contrary, and certain conditions are met, or (ii) the beneficial owner or seller otherwise establishes an exemption. A payment of principal or interest on a Note by a United States office of a custodian, nominee or agent, or the payment by a United States office of a broker of the proceeds of a sale or exchange of a Note is subject to both backup withholding and information reporting requirements, unless the beneficial owner or seller certifies its status as not a United States person under penalties of perjury or otherwise establishes an exemption.

    Recently finalized regulations, which generally are effective for payments of interest made after December 31, 1998, would modify the application of backup withholding and information reporting requirements to Holders who are not United States persons. Compliance with the certification procedures described above, however, generally would continue the exemption (from both backup withholding and information reporting requirements) for Holders who are not United States persons and are exempt recipients.

                              PLAN OF DISTRIBUTION

    The Notes are being offered on a continuous basis by the Company through Bear, Stearns & Co. Inc., Blaylock & Partners, L.P., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, and Salomon Brothers Inc (the "Agents"), each of whom has agreed to use its reasonable best efforts to solicit purchases of the Notes. The Company will pay each Agent a commission based on the principal amount of each Note sold through such Agent, depending upon maturity of the Note. The Company may sell Notes to any of the Agents at a discount for resale to Investors at varying prices related to prevailing market prices at the time of resale, to be determined by such Agent. The Company may also sell the Notes directly to investors on its behalf. In the case of sales made directly by the Company no commission will be payable. The Company has agreed to reimburse the Agents for certain expenses.

    The Company may also sell Notes to an Agent as principal for its own account at a discount to be agreed upon at the time of sale. Such Notes may be resold to investors and other purchasers at prevailing market prices, or prices related thereto at the time of such resale or otherwise, as determined by the Agent. In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

    The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes received by it in whole or in part.

    No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. Each Agent may make a market in the Notes, but such Agent is not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes, or that the Notes will be sold.

    The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933 (the "Act") or to contribute to payments such Agent may be required to make in respect thereof. Each Agent may be deemed to be an "Underwriter" within the meaning of the Act.

    In order to facilitate the offering of the Notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agents may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Agents may bid for, and purchase, the Notes in the open market. Finally, the underwriting syndicates may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the offering, if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agents are not required to engage in these activities, and may end any of these activities at any time.

                                    EXPERTS

    The audited consolidated financial statements incorporated by reference in the Annual Report of Texaco Inc. for the fiscal year ended December 31, 1996 filed on Form 10-K, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL OPINIONS

    The validity of the Notes being offered hereby will be passed upon for the Company and Texaco Inc. by Paul R. Lovejoy, Esq., Assistant General Counsel of Texaco Inc., and for the Agents by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017. The tax matters under the heading "Certain United States Federal Income Tax Consequences" will be passed upon by Ivins, Phillips & Barker, Chartered, 1700 Pennsylvania Avenue, N.W., Washington, D.C., 20006, as special tax counsel to the Company and Texaco Inc.

PROSPECTUS

                                  TEXACO INC.
                                      AND
                              TEXACO CAPITAL INC.

                           GUARANTEED DEBT SECURITIES
                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                                    WARRANTS

    This Prospectus relates to the following securities:

        (i) debt securities ("Debt Securities") to be issued by Texaco Capital Inc. ("Texaco Capital"), which will be guaranteed by Texaco Inc. ("Texaco Inc.");

        (ii) debt securities to be issued by Texaco Inc. ("Texaco Inc. Debt Securities");

       (iii) common stock to be issued by Texaco Inc. ("Common Stock");

        (iv) preferred stock to be issued by Texaco Inc. ("Preferred Stock");

        (v) warrants to purchase Debt Securities, Texaco Inc. Debt Securities, Common Stock or Preferred Stock ("Warrants") and

        (vi) depositary shares relating to Preferred Stock ("Depositary Shares" and together with Debt Securities, Texaco Inc. Debt Securities, Common Stock and Preferred Stock, "Securities").

    The specific terms of any such offering will be described in a supplement to this Prospectus. The net proceeds from such offerings will not exceed $1,250,000,000.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    Securities may be offered directly to investors, through dealers, through underwriters, or through agents designated from time to time, as set forth in the Prospectus Supplement. Net proceeds to Texaco Capital or Texaco Inc. will be the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the bid purchase price less commission in the case of an agent--in each case less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

    This Prospectus and the Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

February 26, 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Where You Can Find More Information........................................................................           2
Documents Incorporated by Reference........................................................................           3
Texaco Inc. ...............................................................................................           3
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends...           4
Texaco Capital Inc. .......................................................................................           4
Use of Proceeds............................................................................................           4
Plan of Distribution.......................................................................................           4
Description of the Debt Securities.........................................................................           5
Description of Texaco Inc. Common Stock....................................................................          11
Description of Texaco Inc. Preferred Stock.................................................................          11
Description of the Depositary Shares.......................................................................          14
Description of the Warrants................................................................................          17
Experts....................................................................................................          18
Legal Opinions.............................................................................................          18

                      WHERE YOU CAN FIND MORE INFORMATION

    Texaco Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information filed by Texaco at the public reference rooms maintained by the SEC at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, in Washington, D.C. 20549 and its regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Texaco's SEC filings are also available to the public from commercial document retrieval services, from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and at the web site maintained by the SEC at "http://www.sec.gov". Such material should also be available for inspection at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    SEPARATE FINANCIAL INFORMATION FOR TEXACO CAPITAL IS NOT INCLUDED HEREIN AND WILL NOT BE INCLUDED IN ANY REPORTS FILED PURSUANT TO THE EXCHANGE ACT, AS TEXACO CAPITAL IS WHOLLY OWNED BY TEXACO INC., IT ESSENTIALLY HAS NO INDEPENDENT OPERATIONS, AND ANY DEBT SECURITIES ISSUED BY TEXACO CAPITAL WILL BE FULLY AND UNCONDITIONALLY GUARANTEED BY TEXACO INC.

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS. NEITHER TEXACO CAPITAL NOR TEXACO INC. HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS DATED FEBRUARY 18, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE AND NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE ISSUANCE OF ANY SECURITIES UNDER IT SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The SEC rules allow Texaco to "incorporate by reference" information into this Prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in (or incorporated by reference in) this Prospectus. This Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Texaco and its finances.

TEXACO SEC FILINGS (FILE NO. I-27)                                                 PERIOD
--------------------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K..............................  Year ended December 31, 1996.

Quarterly Reports on Form 10-Q..........................  Quarters ended September 30, 1997, June 30, 1997 and
                                                            March 31, 1997.

Current Reports on Form 8-K.............................  Filed January 30, 1998; January 23, 1998; November 6,
                                                            1997; October 21, 1997; August 19, 1997; July 25,
                                                            1997; July 22, 1997; July 17, 1997; June 19, 1997;
                                                            April 22, 1997; March 19, 1997; January 29, 1997;
                                                            January 23, 1997; January 7, 1997.

    Texaco is also incorporating by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Prospectus and the termination of the offering described in this Prospectus.

    You can obtain copies of any of the documents described above through Texaco or the SEC. Documents incorporated by reference are available from Texaco without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Prospectus. You may obtain documents incorporated by reference in this Prospectus by requesting them in writing or by telephone from Texaco at the following address:

               Texaco Inc.
               2000 Westchester Avenue
               White Plains, New York 10650
               Tel: (914) 253-4000
               Attention: Secretary

                                  TEXACO INC.

    Texaco Inc. was incorporated in Delaware on August 26, 1926 as The Texas Corporation. Its name was changed in 1941 to The Texas Company and in 1959 to Texaco Inc. It is the successor of a corporation incorporated in Texas in 1902. Its principal executive offices are located at 2000 Westchester Avenue, White Plains, New York 10650; telephone: (914) 253-4000. As used herein, Texaco (unless the context otherwise indicates) refers to Texaco Inc. and all of its consolidated subsidiary companies.

    Texaco and its affiliates owned 50% or less, represent a vertically integrated enterprise principally engaged in the worldwide exploration for and production, transportation, refining and marketing of crude oil, natural gas and petroleum products.

              RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                           NINE MONTHS
                                              ENDED                                 YEAR ENDED DECEMBER 31,
                                          SEPTEMBER 30,    -------------------------------------------------------------------------
                                              1997             1996          1995(A)        1994(B)        1993(B)      1992(A)(B)
                                        -----------------  -------------  -------------  -------------  -------------  -------------
Ratio of earnings to fixed charges of
  Texaco Inc. on a total enterprise
  basis (unaudited)...................           5.90             5.75           2.55           2.86           2.91           3.10
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends of Texaco Inc. on a total
  enterprise basis (unaudited) (c)....           5.57             5.36           2.40           2.58           2.61           2.75

------------------------

(a) Excludes cumulative effect of accounting changes.

(b) Excludes discontinued operations.

(c) Preferred stock dividend requirements have been adjusted to reflect the pre-tax earnings which would be required to cover the Series C Variable Rate Cumulative Preferred Stock (redeemed on September 30, 1994), Series E Variable Rate Cumulative Preferred Stock (exchanged for Common Stock on November 8, 1994) and Market Auction Preferred Shares dividends and to exclude the interest portion of the Series B and Series F ESOP Convertible Preferred Stock dividends.

                              TEXACO CAPITAL INC.

    Texaco Capital Inc., a wholly owned subsidiary of Texaco Inc., is a Delaware corporation which was incorporated on June 24, 1983. Its principal executive offices are located at 1013 Centre Road, Wilmington, Delaware 19801; telephone:
(800) 927-9800. The Company is engaged principally in the business of lending funds borrowed from unrelated persons to Texaco Inc. and its subsidiaries for general corporate purposes.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Securities by Texaco Inc. will be used for working capital, for retirement of debt and for other general corporate purposes. The net proceeds from the sale of any Debt Securities by Texaco Capital will be lent to Texaco Inc. or its subsidiaries to be used for similar purposes.

                              PLAN OF DISTRIBUTION

    The Securities may be sold in any one or more of the following ways: (1) directly to investors, (2) to investors through agents, (3) to dealers, (4) through underwriting syndicates led by one or more managing underwriters as Texaco Capital or Texaco Inc. may select from time to time, or (5) through one or more underwriters acting alone.

    If underwriters are utilized in the sale, the obligations of the underwriters will be subject to certain conditions precedent and the underwriters will be obligated to purchase all Securities, if any are purchased. The specific managing underwriter or underwriters, if any, with respect to the offer and sale of the Securities are set forth on the cover of the Prospectus Supplement relating to such Securities and the members of the underwriting syndicate, if any, are named in such Prospectus Supplement. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby and any firms not named in the Prospectus Supplement are not parties to the Underwriting Agreement in respect of such Securities, will not be purchasing any of the Securities from Texaco Capital or Texaco Inc. and will have no direct or indirect participation in the underwriting of such

Securities, although they may participate in the distribution of such Securities under circumstances where they may be entitled to a dealer's commission. The Prospectus Supplement also describes the discounts and commissions to be allowed or paid to the underwriters, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the exchanges, if any, on which the Securities will be listed.

    If offers to purchase are to be solicited by agents designated by Texaco Capital or Texaco Inc., any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"). Agents involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Texaco Capital or Texaco Inc. to such agents set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, Texaco Capital or Texaco Inc. will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

    Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for Texaco Capital or Texaco Inc.. Any remarketing firm will be identified and the terms of its agreement, if any, with Texaco Capital or Texaco Inc. and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby.

    If so indicated in the Prospectus Supplement, Texaco Capital or Texaco Inc. will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the Securities from Texaco Capital or Texaco Inc. at the price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts providing for payment and delivery at a future date.

    Underwriters, agents, dealers and remarketing firms may be entitled under agreements which may be entered into with Texaco Capital and Texaco Inc. to indemnification by Texaco Capital and Texaco Inc. against certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for Texaco Capital or Texaco Inc. in the ordinary course of business.

                       DESCRIPTION OF THE DEBT SECURITIES

    The Debt Securities will be offered by Texaco Capital and will be fully and unconditionally guaranteed by Texaco Inc. The Debt Securities are to be issued under an indenture dated as of August 24, 1984 as supplemented and restated by
(1) the First Supplemental Indenture dated as of January 31, 1990 (a copy of which is filed as Exhibit 4.1 to Registration Statement Nos. 33-33303 and 33-33303-01, filed on February 1, 1990), (2) the First Supplement to the First Supplemental Indenture dated as of October 11, 1990 (a copy of which is filed as Exhibit 4.1(a) to Texaco Inc.'s Current Report on Form 8-K, dated October 12, 1990 and filed on October 15, 1990), and (3) the Second Supplement to the First Supplemental Indenture, dated as of August 5, 1997, (a copy of which is filed as Exhibit 4.1(b) to Texaco Inc.'s Form 10-Q for the quarterly period ended June 30, 1997, and filed on August 13, 1997) (as so supplemented and amended, the "Indenture") among Texaco Capital, Texaco Inc. and The Chase Manhattan Bank, as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture. Unless otherwise defined herein, all capitalized terms shall have the definitions set forth in the Indenture.

    The following description of the Indenture is subject to the detailed provisions of such Indenture; whenever particular provisions of the Indenture are referred to, such provisions are incorporated by reference as a part of the statement made, and the statement is qualified in its entirety by such reference. Whenever a defined term is referred to and not defined under "Description of the Debt Securities", the definition thereof is contained in the Indenture.

    The Indenture provides that, in addition to the Debt Securities offered hereby, additional Debt Securities may be issued thereunder without limitation as to aggregate principal amount, but subject to limitations from time to time established by Texaco Capital's Board of Directors.

    Unless specified in the Prospectus Supplement, Debt Securities offered by Texaco Capital hereby will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Texaco Capital. The Guaranties will rank equally with all other unsecured and unsubordinated indebtedness of Texaco Inc.

    Reference is made to the Prospectus Supplement for the following terms of the Debt Securities being offered hereby: (1) the designation of such Debt Securities; (2) the aggregate principal amount and currency or currency unit of such Debt Securities; (3) the denominations in which such Debt Securities are authorized to be issued; (4) the percentage of their principal amount at which such Debt Securities will be issued; (5) the date on which such Debt Securities will mature; (6) if the Debt Securities are to bear interest, the rate per annum at which such Debt Securities will bear interest (or the method by which such rate will be determined); (7) the times at which such interest, if any, will be payable or the manner of determining the same; (8) the date, if any, after which such Debt Securities may be redeemed or purchased and the redemption or purchase price; (9) the sinking fund requirements, if any; (10) special United States federal income tax considerations, if any; (11) whether such Debt Securities are to be issued in the form of one or more temporary or permanent Global Securities and, if so, the identity of the Depositary for such Global Securities; (12) information with respect to book-entry procedures, if any; (13) the manner in which the amount of any payments of principal and interest on the Debt Securities determined by reference to an index are determined; and (14) any other terms of the Debt Securities not inconsistent with the Indenture.

    The Indenture does not contain any provisions which may afford holders of the Securities protection in the event of a highly leveraged transaction, although such a provision could be added to the Indenture in the future with respect to the Securities or any series thereof, in which event a description thereof will be included in the applicable Prospectus Supplement.

DENOMINATIONS, REGISTRATION, TRANSFER AND PAYMENT

    Unless otherwise indicated in the Prospectus Supplement, the Debt Securities of a series will be issuable in registered form without coupons ("Registered Securities") or in the form of one or more global securities ("Global Securities"), as described below under "Global Securities". Unless otherwise provided in an applicable Prospectus Supplement with respect to a series of Debt Securities, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof. One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Debt Securities of the series represented by such Global Security. The Prospectus Supplement relating to a series of Debt Securities denominated in a foreign or composite currency will specify the denominations thereof.

    Unless otherwise indicated in the Prospectus Supplement, Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer duly executed), at the office of the Registrar or at the office of any transfer agent designated by Texaco Capital for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Texaco Capital has initially appointed the Trustee as Registrar under the Indenture. If a Prospectus Supplement refers to any transfer agents (in addition to the Registrar) initially designated by Texaco Capital with respect to any series of Registered Securities, Texaco Capital may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Texaco Capital will maintain a transfer agent in the City of New York. Texaco Capital may at any time designate additional transfer agents with respect to any series of Debt Securities.

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and interest, if any, on Registered Securities (other than a Global Security) will be made at the office of such Paying Agent or Paying Agents as Texaco Capital may designate from time to time, except that at the option of Texaco Capital, payment of any interest may be made
(i) by check mailed to the address of the person entitled thereto as such address shall appear in the register or (ii) by wire transfer to an account maintained by the person entitled thereto as specified in the register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Debt Security is registered at the close of business on the regular Record Date for such interest payment.

    Unless otherwise indicated in an applicable Prospectus Supplement, the principal office of the Trustee in the City of New York will be designated as Texaco Capital's sole Paying Agent for payments with respect to Registered Securities.

    All moneys paid by Texaco Capital to a Paying Agent for the payment of principal of (and premium, if any) and interest, if any, on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Texaco Capital and the Holder of such Debt Security will thereafter look only to Texaco Capital for payment thereof.

GUARANTIES

    Texaco Inc. will unconditionally guarantee the due and punctual payment of the principal of, (and premium, if any) and interest, if any, on the Debt Securities issued by Texaco Capital, when and as the same shall become due and payable, whether at maturity or upon redemption, declaration or otherwise.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in the form of one or more fully registered global Debt Securities (a "Global Security") that will be deposited with a depositary (the "Depositary"), or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of such series. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

    The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement relating to such series. Texaco Capital anticipates that the following provisions will apply to all depositary arrangements.

    Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants).

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Payments of principal of (and premium, if any) and interest, if any, on Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of Texaco Capital, Texaco Inc., the Trustee or any Paying Agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Texaco Capital expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. Texaco Capital also expects that payments by participants to owners of beneficial interest in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

    If the Depositary for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by Texaco Capital within ninety days, Texaco Capital will issue such Debt Securities in definitive form in exchange for such Global Security. In addition, Texaco Capital may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange therefor.

CERTAIN LIMITATIONS ON LIENS

    The Indenture provides that Texaco Inc. shall not, and it shall not permit any Principal Subsidiary (defined as a Subsidiary (i) substantially all of the assets of which are located, and substantially all of the operations of which are conducted, in the United States, (ii) which owns a Principal Property, defined as an important oil and gas producing property onshore or offshore the United States or any important refinery or manufacturing plant located in the United States and (iii) in which Texaco Inc.'s direct or indirect net investment exceeds $100,000,000) to, incur a Lien to secure a Long-Term Debt on a Principal Property, any Capital Stock or a Long-Term Debt ("Debt") of a Principal Subsidiary unless: (1) the Lien equally and ratably secures the Debt Securities and the secured Debt; (2) the Lien is in existence at the time a corporation merges into or consolidates with Texaco Inc. or a Principal Subsidiary or becomes a Principal Subsidiary; (3) the Lien is on a Principal Property at the time Texaco Inc. or a Principal Subsidiary acquires the Principal Property; (4) the Lien secures Debt incurred to finance all or some of the purchase price of a Principal Property or a Principal Subsidiary; (5) the Lien secures Debt incurred to finance all or some of the costs of Improvements on a Principal Property; (6) the Lien secures Debt of a Principal Subsidiary owing to Texaco Inc. or another Principal Subsidiary; (7) the Lien extends, renews or replaces in whole or in part a Lien permitted by any of clauses (1) through (6); or (8) the secured Debt plus all other Debt secured by Liens on Principal Properties, Capital Stock or Debt of a Principal Subsidiary at the time does not exceed 10% of Texaco's Consolidated Net Tangible Assets. However, Debt secured by a Lien permitted by any of clauses (1) through (7) shall be excluded from all other Debt in the determination.

LIMITATIONS ON SALE AND LEASEBACK

    The Indenture provides that Texaco Inc. shall not, and it shall not permit any Principal Subsidiary to, enter into a Sale-Leaseback Transaction unless: (1) the lease has a term of three years or less; (2) the lease is between Texaco Inc. and a Principal Subsidiary or between Principal Subsidiaries; (3) Texaco Inc. or a Principal Subsidiary under the terms of the Indenture could create a Lien on the Principal Property to secure a Debt at least equal in amount to the Attributable Debt for the lease; or (4) Texaco Inc. or a Principal Subsidiary within 120 days of the effective date of the Sale-Leaseback Transaction (i) retires Debt of Texaco Inc. or of a Principal Subsidiary at least equal in amount to the fair value (as determined by Texaco Inc.'s Board of Directors) of the Principal Property at the time the Principal Property is leased or (ii) if the net proceeds of the Sale-Leaseback Transaction equal or exceed the fair value of the Principal Property (as determined by Texaco Inc.'s Board of Directors), applies the net proceeds to fund investment in other Principal Properties which investments were made within twelve months prior to or subsequent to the transaction.

CONSOLIDATION AND MERGER

    The Indenture provides that either Texaco Capital or Texaco Inc. may consolidate or merge into, or transfer its properties and assets substantially as an entirety to, another person without the consent of the Holders of any of the Debt Securities outstanding under the Indenture, provided the person assumes by supplemental indenture all the obligations of Texaco Capital or Texaco Inc., as the case may be, under the Debt Securities and the Indenture and immediately after the transaction no Default exists. Thereafter, all such obligations of Texaco Capital or Texaco Inc., as the case may be, shall terminate.

DEFAULT

    The Indenture defines an "Event of Default" with respect to any series of the Debt Securities as being any one of the following events: (1) default for 30 days in the payment of interest on any Debt Security of that series; (2) default in the payment of the principal of, or premium, if any, on, or in the making of any sinking fund payments on any Debt Security of that series when due; (3) failure to comply with any other agreements in the Debt Securities of that series, the Indenture or any supplemental indenture under which the Debt Securities may have been issued and continuation of the default for the period and after the notice specified below; and (4) certain events in bankruptcy, insolvency, or reorganization.

    A default under clause (3) is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of all of the Debt Securities of that series outstanding notify Texaco Capital of the default and the default is not cured within 90 days after receipt of the notice.

    If an Event of Default occurs with respect to the Debt Securities of any series and is continuing, the Trustee by notice to Texaco Capital, or the Holders of at least 25% in principal amount of all of the Debt Securities of that series outstanding by notice to Texaco Capital and the Trustee, may declare the principal of and premium and accrued interest, if any, on all the Debt Securities of that series to be due and payable immediately. The Holders of a majority in principal amount of all of the Debt Securities of that series by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree by a court of competent jurisdiction and if all existing Events of Default have been cured or waived except nonpayment of principal or premium or interest, if any, that has become due solely because of the acceleration.

    If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal or premium or interest, if any, on the Debt Securities of the series that is in default or to enforce the performance of any provision of the Debt Securities or the Indenture.

    Subject to certain exceptions, the Holders of a majority in principal amount of the Debt Securities by notice to the Trustee may waive an existing default and its consequences.

MODIFICATION OF THE INDENTURE

    The Indenture provides that Texaco Capital, Texaco Inc. and the Trustee may enter into a supplemental indenture to amend the Indenture or the Debt Securities without the consent of any Securityholder: (1) to cure any ambiguity, defect or inconsistency; (2) to comply with Article 5 of the Indenture to permit a successor to assume Texaco Capital's or Texaco Inc.'s obligations under the Indenture; (3) to make any change that does not adversely affect the rights of any Securityholder; or (4) to provide for the issuance of and establish the terms and conditions of Debt Securities of any series.

    Texaco Capital, Texaco Inc. and the Trustee may enter into a supplemental indenture to amend the Indenture or the Debt Securities of a series with the written consent of the Holders of at least 50.1% in principal amount of the Debt Securities of the series affected. The Holders of at least 50.1% in principal amount of the Debt Securities by notice to the Trustee may waive compliance by Texaco Capital or Texaco Inc. with any provision of the Indenture or the Debt Securities.

    Notwithstanding the foregoing, without the consent of each Securityholder affected, an amendment or waiver may not: (1) reduce the amount of Debt Securities whose Holders must consent to an amendment or waiver; (2) reduce the rate of or extend the time for payment of interest on any Debt Security; (3) reduce the principal of or extend the fixed maturity of any Debt Security; (4) waive a default in the payment of the principal, premium or interest, if any, on any Debt Security; or (5) make any Debt Security payable in money other than that stated in the Debt Security.

DEFEASANCE AND DISCHARGE

    The Indenture provides that Texaco Capital may terminate its obligations with respect to any series of Debt Securities, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee money or U.S. Government Obligations sufficient to pay principal, premium and interest, if any, on such series to redemption or maturity. Upon the termination of the Company's obligations with respect to all the Debt Securities of a series, the Trustee, at the request of Texaco Capital, shall release its rights and interests with respect to such series of Debt Securities in any security granted by Texaco Capital or Texaco Inc. As a condition to any such termination, Texaco Capital is required to furnish an opinion of recognized independent tax counsel to the effect that such proposed deposit and termination will not have any effect on the Holders of the Debt Securities for Federal income tax purposes. Such opinion must be based upon a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this Prospectus since such a result would not occur under current tax law.

OTHER DEBT SECURITIES

    In addition to the Debt Securities described above, Texaco Capital may issue subordinated debt securities (which will be guaranteed on a subordinated basis by Texaco Inc.) and Texaco Inc. may issue either senior or subordinated debt securities. Any such debt securities will be described in a Prospectus Supplement and will be issued pursuant to an indenture entered into among Texaco Inc., a trustee and, if applicable, Texaco Capital, which indenture will be filed with the SEC and qualified under the Trust Indenture Act.

                    DESCRIPTION OF TEXACO INC. COMMON STOCK

    As of the date of this Prospectus, Texaco Inc.'s Certificate of Incorporation authorizes the issuance of 700,000,000 shares of Common Stock, $3.125 par value per share. As of February 5, 1998, 540,987,148 shares of Common Stock were outstanding.

    Subject to the rights of the holders of any outstanding shares of preferred stock, holders of Common Stock are entitled to receive such dividends, in cash, securities, or property, as may from time to time be declared by the Board of Directors. Subject to the provisions of Texaco Inc.'s By-laws, as from time to time amended, with respect to the closing of the transfer books and the fixing of a record date, holders of shares of Common Stock are entitled to one vote per share of Common Stock held on all matters requiring a vote of the stockholders. In the event of any liquidation, dissolution, or winding up of Texaco Inc., either voluntary or involuntary, after payment shall have been made to the holders of preferred stock of the full amount to which they shall be entitled, the holders of Common Stock shall be entitled to share ratably, according to the number of shares held by them, in all remaining assets of Texaco Inc. available for distribution. Shares of Common Stock are not redeemable and have no subscription, conversion or preemptive rights. Each share of Common Stock has attached to it a Right to purchase, under certain circumstances, additional shares of Common Stock or other securities at a significant discount, when certain conditions are met.

                   DESCRIPTION OF TEXACO INC. PREFERRED STOCK

    The following is a description of certain general terms and provisions of Texaco Inc.'s Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

    The summary of terms of Texaco Inc.'s Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of Texaco Inc.'s Certificate of Incorporation and the certificate of designations relating to each series of the Preferred Stock (the "Certificate of Designations"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

    Texaco Inc.'s Certificate of Incorporation authorizes the issuance of 30,000,000 shares of Preferred Stock, par value $1.00 per share. The Texaco Inc. Board is authorized to designate any series of Preferred Stock and the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof without further action by the holders of Common Stock. As of February 5, 1998, there were outstanding 691,020 shares of Series B ESOP Convertible Preferred Stock, 55,695 shares of Series F ESOP Convertible Preferred Stock and 1,200 shares of Market Auction Preferred Stock. There are 3,000,000 shares designated as Series D Junior Participating Preferred Stock, none of which are currently outstanding.

    The Texaco Inc. Board is authorized to determine, for each series of Preferred Stock, and the Prospectus Supplement shall set forth with respect to such series: (i) whether the holders thereof shall be entitled to cumulative, noncumulative, or partially cumulative dividends and, with respect to shares entitled to dividends, the dividend rate or rates, including without limitation the methods and procedures for determining such rate or rates, and any other terms and conditions relating to such dividends; (ii) whether, and if so to what extent and upon what terms and conditions, the holders thereof shall be entitled to rights upon the liquidation of, or upon any distribution of the assets of, Texaco Inc.; (iii) whether, and if so upon what terms and conditions, such shares shall be convertible into Debt Securities, any other series of Preferred Stock, Depositary Shares or Common Stock, or exchangeable for the securities of any other corporation; (iv) whether, and if so upon what terms and conditions, such shares shall be redeemable; (v) whether the shares shall be redeemable and subject to any sinking fund provided for the purchase or redemption of such shares and, if so, the terms of such fund; (vi) whether the holders thereof shall be entitled to voting rights and, if so, the terms and conditions for the exercise thereof; and (vii) whether the holders thereof shall be entitled to other preferences or rights, and, if so, the qualifications, limitations, or restrictions of such preferences or rights.

DIVIDENDS

    Holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of Texaco Inc. legally available for payment, cash dividends payable at such dates and at such rates per share per annum as set forth in the applicable Prospectus Supplement. The Prospectus Supplement will also state applicable record dates regarding the payment of dividends. Except as set forth below, no dividends shall be declared or paid or set apart for payment on any series of Preferred Stock unless full dividends for all series of Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Stock, dividends declared (if any) on the Preferred Stock shall be declared pro-rata so that the amount of dividends declared per share on each series of Preferred Stock shall in all cases bear to each other series the same ratio that (x) accrued dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if dividends for such series are cumulative) for the then-current dividend period per share for each respective series of Preferred Stock bear to
(y) aggregate accrued dividends for the then-current dividend period (including all accumulations with respect to unpaid dividends for prior periods for all series which are cumulative) for all outstanding shares of Preferred Stock.

    Unless all dividends on the Preferred Stock shall have been paid in full (i) no dividend shall be declared and paid or declared and a sum sufficient thereof set apart for payment (other than a dividend in Texaco Inc.'s common stock or in any other class ranking junior to the Preferred Stock as to dividends and liquidation preferences) or other distribution declared or made upon the shares of Texaco Inc.'s common stock or upon any other class ranking junior to the Preferred Stock as to dividends or liquidation preferences and (ii) no shares of Texaco Inc.'s common stock or class of stock ranking junior to the Preferred Stock as to dividends or liquidation preferences may be redeemed, purchased or otherwise acquired by Texaco Inc. except by conversion into or exchange for shares of Texaco Inc. ranking junior to the Preferred Stock as to dividends and liquidation preferences.

    No series of Preferred Stock will be convertible into, or exchangeable for, other securities or property except as set forth in the related Prospectus Supplement.

REDEMPTION AND SINKING FUND

    No series of Preferred Stock will be redeemable or receive the benefit of a sinking fund except as set forth in the related Prospectus Supplement.

LIQUIDATION

    Upon any voluntary or involuntary liquidation, dissolution or winding up of Texaco Inc., holders of any series of Preferred Stock will be entitled to receive the liquidation preference per share specified in the Prospectus Supplement, if any, in each case together with any applicable accrued and unpaid dividends and before any distribution to holders of Texaco Inc.'s common stock or any class of stock ranking junior to the Preferred Stock as to dividends and liquidation preferences. In the event there are insufficient assets to pay such liquidation preferences for all classes of Preferred Stock in full, the remaining assets shall be allocated ratably among all series of Preferred Stock based upon the aggregate liquidation preference for all outstanding shares for each such series. After payment of the full amount of the liquidation preference to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by Texaco Inc. unless otherwise provided in a Prospectus Supplement, and the remaining assets of Texaco Inc. shall be distributable exclusively among the holders of Texaco Inc.'s common stock and any class of stock ranking junior to the Preferred Stock as to dividends and liquidation preferences, according to their respective interests.

VOTING

    No series of Preferred Stock will be entitled to vote except as provided below or in the related Prospectus Supplement. Unless otherwise specified in the related Prospectus Supplement, if at any time Texaco Inc. shall have failed to declare and pay in full dividends for six quarterly periods, whether consecutive or not, on any applicable series of Preferred Stock and all such preferred dividends remain unpaid (a "Preferred Dividend Default"), the number of directors of Texaco Inc. shall be increased by two and the holders of such series of Preferred Stock, voting together as a class with all other series of Preferred Stock then entitled to vote on such election of directors, shall be entitled to elect such two additional directors until the full dividends accumulated on all outstanding shares of such series shall have been declared and paid in full. Upon the occurrence of a Preferred Dividend Default, Texaco Inc.'s Board of Directors shall within 10 business days of such default call a special meeting of the holders of shares of all affected series, for which there is a Preferred Dividend Default, for the purpose of electing the additional directors. In lieu of holding such meeting, the holders of record of a majority of the outstanding shares of all series for which there is a Preferred Dividend Default who are then entitled to participate in the election of directors may, by action taken by written consent, elect such additional directors. If and when all accumulated dividends on any series of Preferred Stock have been paid in full, the holders of shares of such series shall be divested of the foregoing voting rights subject to revesting in the event of each and every Preferred Dividend Default. Upon termination of such special voting rights attributable to all series for which there has been a Preferred Dividend Default, the term of office of each director so elected (a "Preferred Stock Director") shall terminate and the number of directors of Texaco Inc. shall, without further action, be reduced by two, subject always to the increase in the number of directors pursuant to the foregoing provisions in case of a future Preferred Dividend Default. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by, the vote of the holders of record of a majority of the outstanding shares of all series of Preferred Stock who were entitled to participate in such director's election, voting as a separate class, at a meeting called for such purpose or by written consent. So long as a Preferred Stock Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding series of Preferred Stock who are then entitled to participate in the election of such Preferred Stock Directors as provided above. As long as the Preferred Dividend Default shall continue, holders of the Preferred Stock shall not, as such stockholders, be entitled to vote on the election or removal or directors, other than Preferred Stock Directors, but shall not be divested of any other voting rights provided to the holders of Preferred Stock by law with respect to any other matter to be acted upon by the stockholders of Texaco Inc. The Preferred Stock Directors shall each be entitled to one vote per director on any matter. Additionally, unless otherwise specified in a Prospectus Supplement, the affirmative vote of the holders of a majority of the outstanding shares of each series of Preferred Stock voting together as a class, is required to authorize any amendment, alteration or repeal of Texaco Inc.'s Certificate of Incorporation or any Certificate of Designations which would adversely affect the powers, preferences, or special rights of the Preferred Stock including authorizing any class of stock with superior dividend and liquidation preferences.

MISCELLANEOUS

    The holders of Preferred Stock will have no preemptive rights. The Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of Preferred Stock redeemed or otherwise reacquired by Texaco Inc. shall resume the status of authorized and unissued shares of Preferred Stock undesignated as to series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Preferred Stock while there is any arrearage on sinking fund installments except as may be set forth in a Prospectus Supplement. Neither the par value nor the liquidation preference is indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance. Payment of dividends on any series of Preferred Stock may be restricted by loan agreements, indentures and other transactions entered into by Texaco Inc.

NO OTHER RIGHTS

    The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the related Prospectus Supplement, Texaco Inc.'s Certificate of Incorporation or Certificate of Designations for the applicable series of Preferred Stock or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent for each series of Preferred Stock will be described in the related Prospectus Supplement.

                      DESCRIPTION OF THE DEPOSITARY SHARES

    Texaco Inc. may, at its option, elect to offer Depositary Shares rather than full shares of Preferred Stock. In the event such option is exercised, each of the Depositary Shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in the Prospectus Supplement. The shares of Preferred Stock represented by the Depositary Shares will be deposited with a Depositary (the "Depositary") named in the applicable Prospectus Supplement, under a Deposit Agreement (the "Deposit Agreement"), among Texaco Inc., the Depositary and the holders of the Depositary Receipts. Certificates evidencing Depositary Shares ("Depositary Receipts") will be delivered to those persons purchasing Depositary Shares in the offering. The Depositary will be the transfer agent, registrar and dividend disbursing agent for the Depositary Shares. Holders of Depositary Receipts agree to be bound by the Deposit Agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

    The summary of terms of Texaco Inc.'s Depositary Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement, Texaco Inc.'s Certificate of Incorporation and the Certificate of Designations for the applicable series of Preferred Stock.

DIVIDENDS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the series of Preferred Stock represented by the Depositary Shares to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by Texaco Inc. for the applicable series of Preferred Stock. The Depositary, however, will distribute only such amount as can be distributed without attributing to any Depositary Share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of Depositary Shares owned by such holders on the relevant record date, unless the Depositary determines (after consultation with Texaco Inc.) that it is not feasible to make such distribution, in which case the Depositary may (with the approval of Texaco Inc.) adopt any other method for such distribution as it deems appropriate, including the sale of such property and distribution of the net proceeds from such sale to such holders.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the affairs of Texaco Inc., whether voluntary or involuntary, the holders of each Depositary Share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of Preferred Stock, as set forth in the Prospectus Supplement.

REDEMPTION

    If the series of Preferred Stock represented by the applicable series of Depositary Shares is redeemable, such Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of Preferred Stock held by the Depositary. Whenever Texaco Inc. redeems any Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed. The Depositary will mail the notice of redemption promptly upon receipt of such notice from Texaco Inc. and not less than 35 nor more than 60 days prior to the date fixed for redemption of the Preferred Stock and the Depositary Shares to the record holders of the Depositary Receipts.

VOTING

    Promptly upon receipt of notice of any meeting at which the holders of the series of Preferred Stock represented by the applicable series of Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock represented by such record holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote such Preferred Stock represented by such Depositary Shares in accordance with such instructions, and Texaco Inc. will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any of the Preferred Stock to the extent that it does not receive specific instructions from the holders of Depositary Receipts.

WITHDRAWAL OF PREFERRED STOCK

    Upon surrender of Depositary Receipts at the principal office of the Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares therefor.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between Texaco Inc. and the Depositary. However, any amendment which materially and adversely alters the rights of the holders

(other than any change in fees) of Depositary Shares will not be effective unless such amendment has been approved by at least a majority of the Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Depositary Shares to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by Texaco Inc. or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any dissolution of Texaco Inc. and such distribution has been made to all the holders of Depositary Shares.

CHARGES OF DEPOSITARY

    Texaco Inc. will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Texaco Inc. will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares, any redemption of the Preferred Stock and all withdrawals of Preferred Stock by owners of Depositary Shares. Holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the Deposit Agreement to be for their accounts. In certain circumstances, the Depositary may refuse to transfer Depositary Shares, may withhold dividends and distributions and sell the Depositary Shares evidenced by such Depositary Receipt if such charges are not paid.

MISCELLANEOUS

    The Depositary will forward to the holders of Depositary Receipts all reports and communications from Texaco Inc. which are delivered to the Depositary and which Texaco Inc. is required to furnish to the holders of the Preferred Stock. In addition, the Depositary will make available for inspection by holders of Depositary Receipts at the principal office of the Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from Texaco Inc. which are received by the Depositary as the holder of Preferred Stock.

    Neither the Depositary nor Texaco Inc. assumes any obligation or will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for its negligence or willful misconduct. Neither the Depositary nor Texaco Inc. will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of Texaco Inc. and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. Texaco Inc. and the Depositary may rely on written advice of counsel or accountants, on information provided by holders of Depositary Receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to Texaco Inc. notice of its election to do so, and Texaco Inc. may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of the Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares. Accordingly, such owners will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for Preferred Stock in the hands of an exchanging owner of Depositary Shares will include the period during which such person owned such Depositary Shares.

                          DESCRIPTION OF THE WARRANTS

    Texaco Capital may issue Warrants for the purchase of Debt Securities and Texaco Inc. may issue Warrants for the Purchase of Texaco Inc. Debt Securities, Preferred Stock or Common Stock. Warrants may be issued independently or together with Debt Securities, Texaco Inc. Debt Securities, Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from any such Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between Texaco Capital or Texaco Inc. and a bank or trust company, as warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of Texaco Inc. or Texaco Capital in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the SEC in connection with the offering of such Warrants.

DEBT WARRANTS

    The Prospectus Supplement relating to a particular issue of Warrants to issue Debt Securities ("Debt Warrants") will describe the terms of such Debt Warrants, including the following: (a) the title of such Debt Warrants; (b) the offering price for such Debt Warrants, if any; (c) the aggregate number of such Debt Warrants; (d) the designation and terms of the Debt Securities or Texaco Inc. Debt Securities purchasable upon exercise of such Debt Warrants; (e) if applicable, the designation and terms of the Debt Securities or Texaco Inc. Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security or Texaco Inc. Debt Security; (f) if applicable, the date from and after which such Debt Warrants and any Debt Securities or Texaco Inc. Debt Securities issued therewith will be separately transferable; (g) the principal amount of Debt Securities or Texaco Inc. Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities or Texaco Inc. Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such Debt Warrants that may be exercised at any one time; (j) whether the Debt Warrants represented by the Debt Warrant certificates, Debt Securities or Texaco Inc. Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form;
(k) information with respect to book-entry procedures, if any; (l) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) if applicable, a discussion of material United States federal income tax considerations; (n) the antidilution provisions of such Debt Warrants, if any; (o) the redemption or call provisions, if any, applicable to such Debt Warrants; and (p) any additional terms of the Debt Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Debt Warrants.

STOCK WARRANTS

    The Prospectus Supplement relating to any particular issue of Warrants to issue Common Stock or Preferred Stock will describe the terms of such Warrants, including the following: (a) the title of such Warrants; (b) the offering price for such Warrants, if any; (c) the aggregate number of such Warrants; (d) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of such Warrants; (e) if applicable, the designation and terms of the Securities with which such Warrants are issued and the number of such Warrants issued with each such Security; (f) if applicable, the date from and after which such Warrants and any Securities issued therewith will be separately transferable; (g) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such Warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price, if any, and the exercise price are payable; (k) if applicable, a discussion of material United States federal income tax considerations; (l) the antidilution provisions of such Warrants, if any; (m) the redemption or call provisions, if any, applicable to such Warrants; and (n) any additional terms of the Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Warrants.

                                    EXPERTS

    The audited consolidated financial statements and schedules included or incorporated by reference in the Annual Report of Texaco Inc. for the fiscal year ended December 31, 1996 filed on Form 10-K, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL OPINIONS

    The validity of the Securities being offered hereby will be passed upon for Texaco Capital and Texaco Inc. by Paul R. Lovejoy, Esq., Assistant General Counsel of Texaco Inc. or such other attorney of Texaco Inc. as Texaco Capital and Texaco Inc. may designate, and for the purchasers by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

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    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, TEXACO INC. OR ANY UNDERWRITER. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR TEXACO INC. SINCE SUCH DATE.
                           --------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                ---------
                  PROSPECTUS SUPPLEMENT
Ratio of Earnings to Fixed Charges............        S-2
Description of Medium-Term Notes..............        S-2
Important Currency Information................       S-19
Currency Risks................................       S-19
Certain United States Federal Income Tax
  Consequences................................       S-21
Plan of Distribution..........................       S-32
Experts.......................................       S-32
Legal Opinions................................       S-33
                       PROSPECTUS
Table of Contents.............................          2
Where You Can Find More Information...........          2
Documents Incorporated by Reference...........          3
Texaco Inc....................................          3
Ratios of Earnings to Fixed Charges and
  Earnings to Combined Fixed Charges and
  Preferred Stock Dividends...................          4
Texaco Capital Inc............................          4
Use of Proceeds...............................          4
Plan of Distribution..........................          4
Description of the Debt Securities............          5
Description of Texaco Inc. Common Stock.......         11
Description of Texaco Inc. Preferred Stock....         11
Description of the Depositary Shares..........         14
Description of the Warrants...................         17
Experts.......................................         18
Legal Opinions................................         18

                                      [LOGO]

                               U.S. $500,000,000
                              TEXACO CAPITAL INC.

                         SERIES 1998 MEDIUM-TERM NOTES
                                 GUARANTEED BY
                                  TEXACO INC.

                          ---------------------------
                             PROSPECTUS SUPPLEMENT
                       ---------------------------------

                            BEAR, STEARNS & CO. INC.
                           BLAYLOCK & PARTNERS, L.P.
                           CREDIT SUISSE FIRST BOSTON
                              GOLDMAN, SACHS & CO.
                           MORGAN STANLEY DEAN WITTER
                              SALOMON SMITH BARNEY

                                 MARCH 4, 1998

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